SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SUPERVALU INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Stockholders
To Be Held Thursday, June 25, 2009

The Annual Meeting of Stockholders of SUPERVALU INC. will be held on Thursday, June 25, 2009, at 10:00 a.m., local time, at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403, for the following purposes:

1) to elect six directors;

2) to ratify the appointment of KPMG LLP as independent registered public accountants;

3) to consider and vote on a stockholder proposal regarding drugstore tobacco sales as described in the attached proxy statement;

4) to consider and vote on a stockholder proposal regarding say on pay as described in the attached proxy statement; and

5) to transact such other business as may properly come before the meeting.

Record Date

The Board of Directors has fixed the close of business on April 28, 2009 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting. Holders of SUPERVALU’s common stock are entitled to one vote for each share held of record on the record date.

IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

PLEASE NOTE THAT YOU WILL NEED AN ADMISSION TICKET OR PROOF
THAT YOU OWN SUPERVALU STOCK TO BE ADMITTED TO THE MEETING

Record stockholder: If your shares are registered directly in your name, an admission ticket is printed on the enclosed proxy card.

Shares held in street name by a broker or a bank: If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting.

If you need special assistance because of a disability, please contact Burt M. Fealing, Corporate Secretary, by mail at P.O. Box 990, Minneapolis, Minnesota 55440 or by telephone at (952) 828-4000.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Burt M. Fealing
Burt M. Fealing
Corporate Secretary

May 13, 2009

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

The Board of Directors of SUPERVALU INC. is soliciting proxies for use at the 2009 Annual Meeting of Stockholders to be held on Thursday, June 25, 2009, and at any adjournment or postponement of the meeting. This Proxy Statement and the accompanying form of proxy will first be mailed to stockholders who hold SUPERVALU common stock as of April 28, 2009, the record date for this meeting, on or about May 13, 2009.

VOTING PROCEDURES

Number of Shares Outstanding

SUPERVALU has one class of capital stock outstanding, common stock. The holders of common stock are entitled to one vote for each share held. 229,995,676 shares of common stock were outstanding as of the record date for the meeting and are eligible to vote at the meeting.

Vote Required and Method of Counting Votes

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the items described below. If you submit your proxy, but abstain from voting, your shares will be counted as present at the meeting for the purpose of determining a quorum. If you hold your shares in street name and do not provide voting instructions to your broker, they will be counted as present at the meeting for the purpose of determining a quorum and may be voted on Item 1 (Election of Directors) and Item 2 (Ratification of the Appointment of Independent Registered Public Accountants) at the discretion of your broker.

The following is an explanation of the vote required for each of the items to be voted on.

Item 1.  Election of Directors.  Each director nominee receiving a majority of the votes cast will be elected as a director. This means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee in order for that nominee to be elected as a director. If, however, the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. A plurality means that the six director nominees that receive the highest number of votes cast will be elected. In either event, shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors.

Item 2.  Ratification of the Appointment of Independent Registered Public Accountants.  The affirmative vote of a majority of the shares of common stock present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting “ABSTAIN” on this proposal have the same effect as a vote against this proposal.

Item 3.  Stockholder Proposal Regarding Drugstore Tobacco Sales.  The affirmative vote of a majority of the shares of common stock, present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting “ABSTAIN” on this proposal have the same effect as a vote against this proposal.

Item 4.  Stockholder Proposal Regarding Say on Pay.  The affirmative vote of a majority of the shares of common stock, present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting “ABSTAIN” on this proposal have the same effect as a vote against this proposal.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you expect to attend the meeting, please submit your proxy vote in one of the following ways:

•	Voting by Mail. If you wish to vote by mail, please sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided.

•	Voting by Telephone and the Internet. If you wish to vote by telephone or Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or Internet, you do not need to return the proxy card.

•	Shares held in Street Name. If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to stockholders owning stock through most major banks and brokers.

•	Voting by Participants in Employee Benefit Plans. If you own shares of SUPERVALU common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your plan account(s) and the shares you own that are registered in the same name. If any of your plan accounts are not in the same name as your shares of record, you may receive separate proxy cards for the shares held in each named account. Proxies submitted by plan participants will serve as voting instructions to the trustee for that plan whether provided by mail, telephone or Internet. If you do not make an affirmative election as to how you want your shares to be voted, the trustee will vote those shares in the same proportion as other participants in that plan affirmatively elected to vote their shares.

•	Revoking Your Proxy. With the exception of shares held in employee benefit plan accounts, you may revoke your proxy at any time before your shares are voted by sending a written statement to the Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting in person at the meeting. With respect to shares held in employee benefit plan accounts, you may revoke your proxy for those shares up until noon on June 23, 2009.

It is important that all stockholders vote. If you submit a proxy by mail, telephone or Internet without indicating how you want to vote, your shares will be voted as recommended by the Board of Directors.

ATTENDING THE ANNUAL MEETING

If you plan to attend the Annual Meeting, you will not be admitted without an admission ticket or proof that you own SUPERVALU stock.

•	Record Stockholders. If you are a record stockholder (i.e., a person who owns shares registered directly in his or her name with SUPERVALU’s transfer agent) and plan to attend the meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting. An admission ticket for record stockholders is printed on the proxy card together with directions to the meeting. The admission ticket must be brought to the meeting.

•	Owners of Shares Held in Street Name. Beneficial owners of SUPERVALU common stock held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the only persons or groups known to us as of April 17, 2009, to be the beneficial owners of more than five percent of SUPERVALU common stock.

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class

AXA Financial, Inc. and related entities(1)	20,648,002	9.8%
1290 Avenue of the Americas
New York, NY 10104
Barclays Global Investors, NA(2)	11,580,202	5.47%
400 Howard Street
San Francisco, CA 94105
State Street Bank and Trust Company(3)	13,593,033	6.4%
1200 Crown Colony Drive
Quincy, MA 02169
Wellington Management Company, LLP(4)	16,322,817	7.71%
75 State Street
Boston, MA 02109

(1)	Share ownership is as of December 31, 2008, as set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009. According to that filing, AXA Financial, Inc., on behalf of itself, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA (France) (the “Mutuelles AXA”), is deemed to be the beneficial owner of 20,648,002 shares of SUPERVALU common stock.

Of these shares: AXA Financial, Inc. has sole voting power over 14,690,921 shares and sole dispositive power over 20,610,715 shares; AXA Assurances I.A.R.D. Mutuelle has sole voting power over 14,722,608 shares and sole dispositive power over 20,648,002 shares; AXA Assurances Vie Mutuelle has sole voting power over 14,722,608 shares and sole dispositive power over 20,648,002 shares and AXA (France) has sole voting power over 14,722,608 shares and sole dispositive power over 20,648,002 shares. The Mutuelles AXA, as a group, disclaim beneficial ownership of all shares of SUPERVALU’s common stock.

Of these shares, the following are deemed to have sole voting power and sole dispositive power over the following shares: the Mutuelles AXA, 0 and 0; AXA Investment Managers Paris (France), 3,987 and 3,987; AXA Konzern AG (Germany), 5,600 and 5,600; AXA Rosenberg Investment Management LLC, 22,100 and 27,700; AXA Financial, Inc., 0 and 0; AllianceBernstein L.P., 14,687,471 and 20,607,265; and AXA Equitable Life Insurance Company, 3,450 and 3,450.

(2)	Share ownership is as of December 31, 2008, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009. According to that filing, Barclays Global Investors, NA, on behalf of itself, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, is deemed to be the beneficial owner of 11,580,202 shares of SUPERVALU common stock held in trust accounts for the economic benefit of the beneficiaries of these accounts.

Of these shares: Barclays Global Investors, NA has sole voting power over 6,246,718 shares and sole dispositive power over 7,567,604 shares; Barclays Global Fund Advisors has sole voting power over 2,252,083 shares and sole dispositive power over 2,265,335 shares; Barclays Global Investors, LTD has sole voting power over 892,864 shares and sole dispositive power over 1,049,854 shares; Barclays Global Investors Japan Limited has sole voting power over 505,058 shares and sole dispositive power over 505,058 shares; Barclays Global Investors Canada Limited has sole voting power over 185,258 shares and sole dispositive power over 185,258 shares; and Barclays Global Investors Australia Limited has sole voting power over 7,093 shares and sole dispositive power over 7,093 shares.

(3)	Share ownership is as of December 31, 2008, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009. According to that filing, State Street Bank and Trust Company is deemed to beneficially own 13,593,033 shares of SUPERVALU common stock, with sole voting power as to

9,529,562 of such shares, shared voting power as to 4,063,471 of such shares and shared dispositive power as to 13,593,033 of such shares.

(4)	Share ownership is as of December 31, 2008, as set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009. According to that filing, Wellington Management Company, LLP is deemed to beneficially own 16,322,817 shares of SUPERVALU common stock, with shared voting power as to 12,854,410 of such shares and shared dispositive power as to 16,322,817 of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 17, 2009 concerning beneficial ownership of SUPERVALU’s common stock by each director and director nominee, excluding Mr. Herkert, and for each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”) and all of our directors and executive officers as a group. For Mr. Herkert, his beneficial ownership is as of May 6, 2009. The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)(2)	Class

A. Gary Ames	27,533	*
Irwin S. Cohen	43,482	*
Ronald E. Daly	40,355	*
Lawrence A. Del Santo	93,337	*
Susan E. Engel	95,357	*
Philip L. Francis	41,926	*
Edwin C. Gage	96,716	*
Craig R. Herkert	0	*
Garnett L. Keith, Jr.	130,368	*
Charles M. Lillis	90,559	*
Marissa T. Peterson	51,635	*
Steven S. Rogers	72,861	*
Wayne C. Sales	29,966	*
Kathi P. Seifert	32,252	*
Jeffrey Noddle	2,278,001	1.0%
Michael L. Jackson	606,676	*
Pamela K. Knous	641,054	*
Duncan C. Mac Naughton	128,160	*
Kevin H. Tripp	159,021	*
All directors and executive officers as a group (25 persons)	6,007,660	2.8%

*	Less than 1 percent

(1)	All persons listed have sole voting and investment power with respect to all of the shares listed except: (i) the following non-employee director who has shared voting and investment power, as follows: Mr. Gage, 8,000 shares and (ii) the following non-employee directors who have sole voting power, but no investment power, over shares held in the Directors’ Deferred Compensation Plan as follows: Mr. Ames, 4,728 shares; Mr. Cohen, 7,342 shares; Mr. Daly, 10,215 shares; Mr. Del Santo, 31,197 shares; Ms. Engel, 37,217 shares; Mr. Francis, 11,786 shares; Mr. Gage, 15,072 shares; Mr. Keith, 51,780 shares; Mr. Lillis, 50,419 shares; Ms. Peterson, 12,345 shares; Mr. Rogers, 12,615 shares; Mr. Sales, 11,258 shares and Ms. Seifert, 8,108 shares.

(2)	Includes shares underlying options exercisable within 60 days of April 17, 2009, as follows: Mr. Ames, 18,140; Mr. Cohen, 36,140; Mr. Daly, 30,140; Mr. Del Santo, 56,140; Ms. Engel, 58,140; Mr. Francis, 24,140; Mr. Gage, 56,140; Mr. Herkert, 0; Mr. Keith, 55,214; Mr. Lillis, 38,140; Ms. Peterson, 36,140; Mr. Rogers, 53,335; Mr. Sales, 18,140; Ms. Seifert, 18,140; Mr. Noddle, 1,739,006; Mr. Jackson, 466,844; Ms. Knous, 417,178; Mr. Mac Naughton, 69,220; Mr. Tripp, 83,983 and all directors and executive officers as a group, 4,225,660.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors held six regular meetings and one special meeting during the last fiscal year. Each director attended at least 75 percent of the meetings of the Board and its committees on which the director served, except that Mr. Lillis was only able to attend 73 percent of the meetings due to scheduling conflicts.

The Board maintains four standing committees: Audit, Director Affairs, Executive Personnel and Compensation and Finance, each of which has a separate written charter that is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” Copies of the committee charters are also available to any stockholder who submits a request to the Corporate Secretary, SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Membership on the Audit, Director Affairs and Executive Personnel and Compensation Committees is limited to non-employee directors. The Board of Directors has determined that all of its non-employee directors, and therefore each member of the Audit, Director Affairs and Executive Personnel and Compensation Committees, are independent directors under the New York Stock Exchange (“NYSE”) listing standards.

Audit Committee

The following directors serve on the Audit Committee: Garnett L. Keith, Jr. (Chairperson), A. Gary Ames, Irwin S. Cohen, Marissa T. Peterson, Steven S. Rogers and Kathi P. Seifert. The Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Irwin Cohen qualifies as an “audit committee financial expert” under the NYSE listing standards and the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee met seven times during the last fiscal year.

The primary responsibilities of the Audit Committee are to assist the Board of Directors in:

•	its oversight of our accounting and financial reporting principles and policies, and our internal controls and procedures;

•	its oversight of our financial statements and the independent registered public accountants;

•	selecting, evaluating and, where deemed appropriate, replacing the independent registered public accountants; and

•	evaluating the independence of the independent registered public accountants.

Director Affairs Committee

The following directors serve on the Director Affairs Committee: Lawrence A. Del Santo (Chairperson), Philip L. Francis, Edwin C. Gage, Marissa T. Peterson and Steven S. Rogers. Commencing with the first meeting of the Director Affairs Committee in fiscal 2010, Mr. Ronald E. Daly will join the Director Affairs Committee. The Director Affairs Committee met three times during the last fiscal year.

The mission of the Director Affairs Committee is to recommend a framework to assist the Board in fulfilling its corporate governance responsibilities. In carrying out its mission, the Director Affairs Committee establishes and regularly reviews the Board’s policies and procedures, which provide:

•	criteria for the size and composition of the Board;

•	procedures for the conduct of Board meetings, including executive sessions of the Board;

•	policies on director retirement and resignation; and

•	criteria regarding personal qualifications needed for Board membership.

In addition, the Director Affairs Committee has the responsibility to:

•	consider and recommend nominations for Board membership and the composition of Board committees;

•	evaluate our Board practices and those of other well-managed companies and recommend appropriate changes to the Board (see “Board Practices” below);

•	consider governance issues raised by stockholders and recommend appropriate responses to the Board; and

•	consider appropriate compensation for directors.

For a description of the Director Affairs Committee’s processes and procedures for the consideration and determination of director compensation, see “Director Compensation.”

Executive Personnel and Compensation Committee

The following directors serve on the Executive Personnel and Compensation Committee: Susan E. Engel (Chairperson), Ronald E. Daly, Lawrence A. Del Santo, Edwin C. Gage, Charles M. Lillis, Wayne C. Sales and Kathi P. Seifert. The Executive Personnel and Compensation Committee met seven times during the last fiscal year.

The primary responsibilities of the Executive Personnel and Compensation Committee are to:

•	determine the process to evaluate the performance of the Chief Executive Officer;

•	review and recommend to the Board the compensation of the Chief Executive Officer;

•	review and recommend to the Board major changes in executive compensation programs, executive stock options and retirement plans for officers;

•	consider and make recommendations to the Board concerning the annual election of corporate officers and the succession plan for the Chief Executive Officer;

•	approve annual salaries and bonuses of corporate officers and other executives at specified levels;

•	review and approve participants and performance targets under our annual and long-term incentive compensation plans;

•	approve stock option grants and awards under our stock option plans, bonus and other incentive plans; and

•	review with management the Compensation Discussion and Analysis.

For a description of the Executive Personnel and Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis.”

Finance Committee

The following directors serve on the Finance Committee: Charles M. Lillis (Chairperson), A. Gary Ames, Irwin Cohen, Ronald E. Daly, Garnett L. Keith, Jr., Jeffrey Noddle and Wayne C. Sales. Commencing with the first meeting of the Finance Committee in fiscal 2010, Mr. Philip L. Francis will join the Finance Committee and Mr. Daly will cease to be a member of the Finance Committee. The Finance Committee met two times during the last fiscal year.

The primary responsibilities of the Finance Committee are to review our financial structure, policies and future financial plans and to make recommendations concerning them to the Board. In carrying out these responsibilities, the Finance Committee periodically reviews:

•	our annual operating and capital budgets as proposed by management, and our performance as compared to the approved budgets;

•	our dividend policy and rates;

•	investment performance of our employee benefit plans;

•	our financing arrangements;

•	our capital structure, including key financial ratios such as debt to equity ratios and coverage of fixed charges; and

•	proposals for changes in our capitalization, including purchases of treasury stock.

BOARD PRACTICES

In order to help our stockholders better understand our Board practices, we are including the following description of current practices. The Director Affairs Committee periodically reviews these practices.

Evaluation of Board Performance

In order to continue to evaluate and improve the effectiveness of the Board, under the guidance of the Director Affairs Committee, our Board annually evaluates the Board’s performance as a whole. The evaluation process includes a survey of the individual views of all directors, a summary of which is then shared with the Board. Each active Board Committee also evaluates its own performance on a yearly basis.

Size of the Board

As provided by the Company’s Restated Bylaws, the Board of Directors currently consists of 15 members and the number of directors may be increased or decreased from time to time by resolution of a majority of the whole Board of Directors or of the holders of at least 75% of the stock of the Company entitled to vote, considered for the purpose as one class. The Board believes that the size of the Board should accommodate the objectives of effective discussion and decision-making and adequate staffing of Board committees.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. It is the Board’s policy that no more than three members of the Board will be employees of SUPERVALU. These management members will include the Chief Executive Officer and up to two additional persons whose duties and responsibilities identify them as key managers of SUPERVALU. Only two of our 15 current Board members are or will be employees of SUPERVALU. The Board has determined that all non-employee directors meet the requirements for independence under the NYSE listing standards.

Director Retirement

It is Board policy that non-employee directors retire at the annual meeting following the date they attain the age of 74 and that non-employee directors elected after February 27, 1994 may serve a maximum term of 15 years. Directors who change the occupation they held when initially elected to the Board are expected to offer to resign from the Board. At that time, the Director Affairs Committee will review the continuation of Board membership under these new circumstances and make a recommendation to the full Board. During fiscal 2008, the Board amended the Governance Principles (discussed below), to allow the current Lead Director, Mr. Del Santo, to serve beyond the retirement age of 74 at the discretion of the Board.

The Board also has adopted a policy that requires employee directors, other than the Chief Executive Officer, to retire from the Board at the time of a change in their status as an officer of SUPERVALU. A former Chief Executive Officer may continue to serve on the Board until the third anniversary after his or her separation from SUPERVALU. However, if a former Chief Executive Officer leaves SUPERVALU to accept another position, the Chief Executive Officer is expected to retire as a director effective simultaneously with his or her separation from SUPERVALU.

Selection of Directors

The Director Affairs Committee is the standing committee responsible for determining the slate of director nominees for election by stockholders. The Director Affairs Committee considers and evaluates potential Board candidates based on the criteria set forth below and makes its recommendation to the full Board. The criteria applied to director candidates stress independence, integrity, experience and sound judgment in areas relevant to our business, financial acumen, interpersonal skills, a proven record of accomplishment, a willingness to commit sufficient time to the Board and the ability to challenge and stimulate management. The Director Affairs Committee will use the same process and criteria for evaluating all nominees, regardless of whether the nominee is submitted by a stockholder or by some other source.

The Director Affairs Committee does not currently utilize the services of an executive recruiting firm to assist in the identification or evaluation of director candidates. However, the Director Affairs Committee has used such firms in the past and may engage a firm to provide such services in the future, as it deems necessary or appropriate.

Directors and management are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with background information on the candidate, to the Chairperson of the Director Affairs Committee. In accordance with procedures set forth in our bylaws, stockholders may propose, and the Director Affairs Committee will consider, nominees for election to the Board of Directors by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on February 25, 2010 and no earlier than January 26, 2010. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials on such nominee as the Director Affairs Committee may request.

Board Meetings

The full Board meets at least six times each year. Board meetings normally do not exceed one day in length. Additionally, in alternating years, the Board holds either a multi-day off-site strategic planning meeting or a one-day strategic planning update meeting.

Executive Sessions of Outside Directors

Non-employee directors generally meet together as a group, without the Chief Executive Officer or any other employees in attendance, during each board meeting. The Lead Director presides over each executive session of the Board.

Lead Director

In August 2006, our Board established the position of Lead Director and elected Mr. Del Santo to serve as our Lead Director. The primary responsibilities of our Lead Director include:

•	chairing meetings of the independent directors, including presiding over executive sessions;

•	helping to develop agendas and meeting schedules with the Chairman;

•	advising the Chairman on the quality, quantity and timeliness of information provided by management;

•	interviewing candidates for the Board;

•	overseeing evaluations of the Board;

•	acting as a direct conduit to the Board for stockholders, employees, the public and others regarding matters not readily addressable directly to the Chairman;

•	taking the lead in assuring that the Board carries out its responsibilities in circumstances where the Chairman is incapacitated or otherwise unable to act;

•	serving as a point of contact for the directors to raise issues not readily addressable directly to the Chairman;

•	working with the Chairman to monitor significant issues and risks between meetings of the Board and assuring that the entire Board becomes involved when appropriate;

•	having the authority to call meetings of the independent directors; and

•	having the lead role in conducting the evaluation process for our Chief Executive Officer.

Attendance at Stockholder Meetings

The Board does not have a formal policy regarding director attendance at the Annual Meeting of Stockholders. However, all directors are strongly encouraged to attend the meeting. Nine of the incumbent directors attended the 2008 Annual Meeting of Stockholders.

Stock Ownership Guidelines

Non-employee directors are required to acquire and own SUPERVALU common stock with a fair market value of five times a director’s annual retainer within five years after the director is first elected.

Governance Principles

The Board maintains a formal statement of Governance Principles that sets forth the corporate governance practices for SUPERVALU. The Governance Principles are available on our website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” Copies of the Governance Principles are also available to any stockholder who submits a request to the Corporate Secretary, SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of the Company has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving or ratifying transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or executive officers of the Company, certain stockholders and their immediate families. The policy applies to transactions where the Company is a participant, a related person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, management of the Company is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.”

ELECTION OF DIRECTORS (ITEM 1)

The Board currently is divided into three classes, with the number of directors to be divided as equally as possible among the three classes. In December 2008, the Board voted to declassify the Board, thereby repealing the staggered terms of directors, beginning with the class of directors up for election at this meeting. Beginning with this election of directors, directors are elected for a term of one year. If a vacancy exists or occurs during the year, the vacant directorship may be filled by the vote of the remaining directors until the next annual meeting, at which time the stockholders elect a director to fill the vacancy. There are currently 15 members of the Board.

Our bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected, the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest number of votes cast will be elected.

If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Director Affairs Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Director Affairs Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not continue to serve on the Board of Directors as a “holdover director.” All nominees for the election of directors at the 2009 Annual Meeting of Stockholders are currently serving on the Board of Directors.

Irwin S. Cohen, Ronald E. Daly, Lawrence A. Del Santo, Susan E. Engel, Craig R. Herkert and Kathi P. Seifert are nominated for one-year terms expiring in 2010. Mr. Herkert’s election by the Board as Chief Executive Officer and appointment to the Board of Directors, to occur in May 2009, occurred as the result of an 18 month search process using a third-party executive search firm. The Board of Directors is informed that each nominee is willing to serve as a director. However, if any nominee is unable to serve or for good cause will not serve, the proxy may be voted for another person as the persons named on the proxies decide. If all of the nominees are elected, following the Annual Meeting there will be ten directors with terms expiring in 2010 and 5 directors with terms expiring in 2011. Beginning with the 2011 Annual Meeting of Stockholders, all 15 directors will stand for election annually.

The following sets forth information, as of April 28, 2009, concerning the six nominees and the nine directors whose terms of office will continue after the Annual Meeting, based on the current composition of the Board.

NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING
FOR A ONE-YEAR TERM EXPIRING IN 2010

IRWIN S. COHEN, age 68

• Retired Partner of Deloitte & Touche LLP, a professional services firm, providing audit, tax, financial advisory and consulting services, a position he held from 1972 to 2003

• Global Managing Partner of the Consumer Products, Retail and Services Practice of Deloitte & Touche LLP from 1997 to 2003

• Elected a director of SUPERVALU in 2003

• Also a director of Stein Mart, Inc.

RONALD E. DALY, age 62

• Former Chief Executive Officer and President of Oće USA Holding, Inc., a subsidiary of Oće N.V., a supplier of digital document management technology and services, from 2002 to 2004

• Elected a director of SUPERVALU in 2003

• Also a director of United States Cellular Corporation

LAWRENCE A. DEL SANTO, age 75

• Retired Chief Executive Officer of The Vons Companies, a retail grocery company, a position he held from 1994 to 1997

• Elected a director of SUPERVALU in 1997

• Elected to the position of Lead Director in 2006

• Also a director of PETsMART, Inc.

SUSAN E. ENGEL, age 62

• Retired Chairwoman of the Board and Chief Executive Officer of Lenox Group Inc., the successor to Department 56, Inc., a designer and marketer of tabletop, giftware and collectible products, a position she held from 2005 to 2007

• Chairwoman of the Board and Chief Executive Officer of Department 56, Inc., a designer, importer and distributor of fine quality collectibles and other giftware products, from 1997 to 2005

• Elected a director of SUPERVALU in 1999

• Also a director of Wells Fargo & Company

CRAIG R. HERKERT, age 49

• Former President and Chief Executive Officer of the Americas for Wal-Mart Stores, Inc. from 2004 to 2009, an operator of retail stores

• Executive Vice President of Wal-Mart International from 2000-2003, following his promotion from Senior Vice President and Chief Operating Officer in 2003

• Appointed a director of SUPERVALU in 2009

KATHI P. SEIFERT, age 60

• Retired Executive Vice President of Kimberly-Clark Corporation, a global health and hygiene product manufacturing company, a position she held from 1999 to 2004

• Elected a director of SUPERVALU in 2006

• Also a director of Appleton Papers, Inc.; Eli Lilly and Company; Lexmark International, Inc. and Revlon, Inc.

DIRECTORS WHOSE CURRENT THREE-YEAR TERMS EXPIRE
AT THE ANNUAL MEETING IN 2010

CHARLES M. LILLIS, age 67

• Co-Founder and Managing Partner of Castle Pines Capital, LLC, a channel finance company, since 2004

• General Partner, LoneTree Capital Management, a private equity company, since 2000

• Elected a director of SUPERVALU in 1995

• Also a director of Medco Health Solutions; Washington Mutual Inc. and Williams Companies, Inc.

JEFFREY NODDLE, age 62

• Chairman and Chief Executive Officer of SUPERVALU since 2005

• Chairman, Chief Executive Officer and President of SUPERVALU from 2002 to 2005

• Elected a director of SUPERVALU in 2000

• Also a director of Ameriprise Financial, Inc. and Donaldson Company, Inc.

STEVEN S. ROGERS, age 51

• Clinical Professor of Finance and Management at Kellogg School of Management at Northwestern University since 1995

• Elected a director of SUPERVALU in 1998

• Also a director of Amcore Financial, Inc.

WAYNE C. SALES, age 59

• Retired Vice-Chairman of Canadian Tire Corporation Limited, a retail, financial services and petroleum company. Vice-Chairman of Canadian Tire until June 30, 2007, following his tenure as President and Chief Executive Officer, a position that he held from 2000 to 2006

• Elected a director of SUPERVALU in 2006

• Also a director of Tim Hortons Inc.; Georgia Gulf Corp. and Discovery Air Inc.

DIRECTORS WHOSE CURRENT THREE-YEAR TERMS EXPIRE
AT THE ANNUAL MEETING IN 2011

A. GARY AMES, age 64

• Retired President and Chief Executive Officer of MediaOne International (formerly U. S. West International), a telecommunications company, a position he held from 1995 to 2000

• Elected a director of SUPERVALU in 2006

• Also a director of F5 Networks, Inc. and iPass Inc.

PHILIP L. FRANCIS, age 62

• Chairman of the Board and Chief Executive Officer of PETsMART, Inc., a specialty retailer of services and solutions for pets, since 1999

• Elected a director of SUPERVALU in 2006

• Also a director of Cardinal Health, Inc.

EDWIN C. GAGE, age 68 • Chairman and Chief Executive Officer of GAGE Marketing Group, L.L.C., an integrated marketing services company, since 1991 • Elected a director of SUPERVALU in 1986

GARNETT L. KEITH, JR., age 73 • Chairman and Chief Executive Officer of SeaBridge Investment Advisors, LLC, a registered investment advisor, since 1996 • Elected a director of SUPERVALU in 1984

MARISSA T. PETERSON, age 47

• Former Executive Vice President for Sun Microsystems, Inc., a provider of hardware, software and services, from 2005 to 2006

• Executive Vice President, Sun Services and Worldwide Operations and Chief Customer Advocate for Sun Microsystems, Inc. from 2004 to 2005

• Executive Vice President, Worldwide Operations and Chief Customer Advocate for Sun Microsystems, Inc. from 2002 to 2004

• Elected a director of SUPERVALU in 2003

• Also a director of Ansell Limited and Humana Inc.

DIRECTOR COMPENSATION

The Director Affairs Committee reviews the compensation of our directors on a periodic basis. Based upon its review, the Director Affairs Committee makes recommendations to the Board of Directors. Annual compensation for non-employee directors is comprised of the following components: cash compensation, consisting of an annual retainer and meeting fees, and equity compensation, consisting of stock options and an annual deferred retainer payable in SUPERVALU common stock. Each of these components is described in more detail below.

Annual Board/Committee Chairperson Retainer

Non-employee directors receive an annual cash retainer of $80,000 per year. The Lead Director receives an additional annual cash retainer of $25,000. In addition, the Chairperson of each Board committee receives the following annual retainer: Audit Committee Chairperson, $25,000; Executive Personnel and Compensation Committee, Finance and Director Affairs Committee Chairpersons, $20,000. Also, each non-employee director committee member receives an annual retainer for each committee served on of $10,000 per committee, except Audit Committee members who receive $15,000 for their service on the Audit Committee.

Stock Options

Non-employee directors are granted stock options valued at $55,000 in May of each year, at the same time as the Company grants options to its employees. Options are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Options are fully exercisable upon grant.

Annual Deferred Stock Retainer

Each non-employee director is paid $60,000 on each July 1 in the form of SUPERVALU common stock that is credited in share units to the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Restatement) described below. The number of shares credited to each director’s account is based upon the price of the Company’s common stock on each July 1.

Retirement Program

Effective June 27, 1996, our Directors Retirement Program was discontinued and benefits previously earned by directors were frozen. A non-employee director first elected to our Board prior to June 27, 1996, will receive an annual payment of $20,000 per year for the number of years of the director’s service on the Board prior to June 27, 1996, but for not more than ten years of such service, after such director ceases to be a member of the Board. Directors first elected to the Board after June 27, 1996, do not participate in the Directors Retirement Program. As a result of this benefit, Mr. Gage, Mr. Keith and Mr. Lillis are each entitled to an aggregate of $200,000 (payable in annual installments of $20,000) following their resignation from the Board.

Deferred Compensation Program

Effective as of December 31, 2008, the SUPERVALU INC. Deferred Compensation Plan for Non-Employee Directors was merged with and into the SUPERVALU INC. Non-Employee Directors Deferred Stock Plan. The resulting plan was amended and restated in the Directors’ Deferred Compensation Plan and was effective as of January 1, 2009.

Directors may elect to defer payment of their retainer and meeting fees under the Deferred Compensation Plan for Non-Employee Directors prior to the merger described above or the Directors’ Deferred Compensation Plan. Under the Deferred Compensation Plan for Non-Employee Directors, fees and quarterly interest were credited to an account for the director until payment was made from the plan following retirement from the Board. Interest was payable on the amount of deferred cash compensation at an annual rate equal to the prime rate as reported in The Wall Street Journal as of the beginning of the fiscal year. Any payment for the 2009 fiscal year deferred under the Deferred Compensation Plan for Non-Employee Directors was transferred to the Directors’ Deferred Compensation Plan in connection with the merger described above.

Under the Directors’ Deferred Compensation Plan, a non-employee director may elect to have payment of all or a portion of the director’s fees deferred and credited to a deferred stock account or into a deferred cash account. If a director chooses to defer fees into a deferred stock account, SUPERVALU then credits the director’s account with an additional amount equal to 10 percent of the amount of fees the director has elected to defer and contributes the total amount in the director’s account to an irrevocable grantor (“rabbi”) trust that uses the amount to purchase shares of SUPERVALU common stock, which are then allocated to an account for the director under the trust. Each director is entitled to direct the trustee to vote all shares allocated to the director’s account in the trust. The common stock in each director’s deferred stock account will be distributed to the director after the director leaves the Board. Until that time, the trust assets remain subject to the claims of our creditors. Dividends paid on the shares of common stock held in each of the directors’ accounts are used to purchase additional shares for these accounts each quarter. If a director chooses to defer all or a portion of fees into a deferred cash account, interest is payable on the amount of deferred cash compensation at an annual rate equal to the twelve-month rolling average of Moody’s Corporate Average Bond Index for the twelve-month period ending in the month of October preceding the first day of the calendar year. Payment in cash is made from the cash account following retirement from the Board.

Reimbursements and Expenses

Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of the Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial air service. Directors are also reimbursed for participation in director education programs in the amount of $7,500 for each director, plus expenses, to be used every two years. Reimbursements for any non-employee director did not exceed the $10,000 threshold in fiscal 2009 and thus are not included in “Director Compensation for Fiscal 2009” below.

From time to time, spouses may also join non-employee directors on the Company aircraft when a non-employee director is traveling to or from a Board, committee or stockholder meeting or any other meeting of the Company where such non-employee director is invited to do so by the Company’s Chief Executive Officer. This travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the taxes incurred in connection with such income.

Non-employee directors are eligible to use the Company aircraft for personal purposes to the extent that the Company aircraft is already traveling on Company business or at the direction of the Company’s Chief Executive Officer and there is available space for such non-employee director. Any such personal use of the Company aircraft may result in the non-employee director recognizing income for tax purposes, and the Company does not reimburse the non-employee directors for any taxes incurred in connection with such personal use.

DIRECTOR COMPENSATION FOR FISCAL 2009

				Change in
				Pension Value
				and
	Fees			Nonqualified
	Earned or			Deferred
	Paid In	Stock	Option	Compensation
Name(1)	Cash(2)	Awards(3)	Awards(4)	Earnings(5)	Total

A. Gary Ames	$105,000	$60,000	$55,420	$—	$220,420
Irwin S. Cohen	105,000	60,000	55,420	—	220,420
Ronald E. Daly	100,000	62,400	55,420	—	217,820
Lawrence A. Del Santo	145,000	66,500	55,420	9,264	276,184
Susan E. Engel	110,000	71,000	55,420	—	236,420
Philip L. Francis	90,000	69,000	55,420	—	214,420
Edwin C. Gage	100,000	60,000	55,420	—	215,420
Garnett L. Keith, Jr.	130,000	73,000	55,420	112,868	371,288
Charles M. Lillis	120,000	72,000	55,420	—	247,420
Marissa T. Peterson	105,000	70,500	55,420	—	230,920
Steven S. Rogers	105,000	60,000	55,420	—	220,420
Wayne C. Sales	100,000	70,000	55,420	—	225,420
Kathi P. Seifert	105,000	65,250	55,420	—	225,670

(1)	Jeffrey Noddle, our Chairman and Chief Executive Officer, is not included in this table because he is an employee of SUPERVALU and received no compensation for service as a director. Mr. Noddle’s compensation is shown in the Summary Compensation Table under “Executive Compensation.”

(2)	Reflects the amount of cash compensation earned in fiscal 2009 for Board and committee service. Amounts shown include any amounts deferred by the director as described above.

(3)	Includes: (a) the annual deferred stock retainer for each director as described above and (b) any additional shares of common stock awarded to a director as a result of the director’s deferral of fees earned under the Directors’ Deferred Compensation Plan described above. Stock awards are calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments” (“SFAS 123R”), on the same basis as used for financial reporting purposes for the fiscal year. Refer to Notes 1 and 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009 for our policy and assumptions made in the valuation of share-based payments. The amounts shown above also reflect the full grant date fair value of stock awards made during fiscal 2009. As of February 28, 2009, the last day of our fiscal year, each of the non-employee directors had shares credited to their account under the Directors’ Deferred Compensation Plan as follows: Mr. Ames, 4,676 shares; Mr. Cohen, 7,261 shares; Mr. Daly, 10,102 shares; Mr. Del Santo, 30,852 shares; Ms. Engel, 36,805 shares; Mr. Francis, 11,656 shares; Mr. Gage, 14,905 shares; Mr. Keith, 51,206 shares; Mr. Lillis, 49,861 shares; Ms. Peterson, 12,208 shares; Mr. Rogers, 12,475 shares; Mr. Sales, 11,134 shares and Ms. Seifert, 8,018 shares.

(4)	Option awards are calculated in accordance with SFAS 123R on the same basis as used for financial reporting purposes for the fiscal year. Refer to Notes 1 and 10 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2009 for our policy and assumptions made in the valuation of share-based payments. The amounts shown reflect the full grant date fair value of option awards made during fiscal 2009. As of February 28, 2009, the last day of our fiscal year, each of the non-employee directors had the following stock options outstanding: Mr. Ames, 18,140 shares; Mr. Cohen, 36,140 shares; Mr. Daly, 30,140 shares; Mr. Del Santo, 56,140 shares; Ms. Engel, 58,140 shares; Mr. Francis, 24,140 shares; Mr. Gage, 56,140 shares; Mr. Keith, 55,214 shares; Mr. Lillis, 38,140 shares; Ms. Peterson, 36,140 shares; Mr. Rogers, 53,335 shares; Mr. Sales, 18,140 shares and Ms. Seifert, 18,140 shares.

(5)	Reflects above-market interest on deferred compensation. Mr. Keith participated in two deferred compensation plans that were discontinued in July 1996. Mr. Keith is not eligible to take distributions from one of the deferred plans until he retires from the Board, but received payout on his other deferred compensation plan on December 1, 2008. Mr. Del Santo received two payouts on his deferred compensation plan on December 19, 2008 and on January 2, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of our executive officers that served as Named Executive Officers during fiscal 2009. It should be read in connection with the Summary Compensation Table and related tables and narrative disclosure under “Executive Compensation” in this Proxy Statement. The Executive Personnel and Compensation Committee (the “Committee”) of the Board of Directors oversees the design and administration of our executive compensation program. For more information on the Committee, its members and its processes, see “Meetings of the Board of Directors and Committees of the Board” in this Proxy Statement.

In June 2006, SUPERVALU completed a transaction to acquire the core supermarket business formerly owned by Albertson’s, Inc., which doubled our revenues and greatly increased the number of our employees and retail stores in our network. We refer to this transaction as the Albertson’s acquisition. The Albertson’s acquisition also resulted in SUPERVALU becoming the nation’s third-largest supermarket chain, as measured by revenue.

Program Objectives and Reward Philosophy

The Committee regularly reviews its compensation philosophy. As part of a fiscal 2009 review, the Committee reaffirmed that SUPERVALU’s executive compensation program will:

•	Emphasize a design that aligns compensation with the long-term enhancement of stockholder value and the execution of strategic business imperatives;

•	Ensure that the majority of compensation opportunities are through incentive programs that reward executives based on the achievement of corporate results (“pay-for-performance”); and

•	Provide a compensation opportunity that is generally targeted at the median of the competitive market (as defined below).

Overview

SUPERVALU’s executive compensation program is reviewed on an element-by-element and an overall basis, with consideration given to the following factors:

•	Stockholder alignment;

•	Company operating performance;

•	Employee retention and internal equity relationships;

•	External competitive market data; and

•	Emerging trends in executive compensation.

The Committee weighs these factors, and any others deemed relevant, to establish and administer a compensation program intended to result in achievement of maximum value for stockholders. The Committee uses available data and resources to create a compensation program, including competitive pay practices, which the Committee believes to be in the best interest of our stockholders. In addition, the Committee maintains the discretion to exercise judgment in developing, establishing and administering the Company’s executive compensation program.

SUPERVALU’s executive compensation program is structured to provide a mix of fixed and variable compensation, with variable compensation delivered via short-term and long-term incentives that help to align the priorities and actions of executives with the interests of our stockholders. Therefore, a significant portion (71 to 86 percent) of targeted compensation will be performance-based. The total target compensation opportunity is calibrated to the median of the competitive market (defined below). The variable components of the compensation program are designed so that our executives’ total compensation will be above the median of our competitive market when our results are above the target levels of performance established by the Committee and below the median of our competitive market when our results fall below this targeted performance. These target performance levels will be established based on both internal standards and external comparisons. This relative fluctuation in compensation value increases or decreases by the significant use of equity-based components in the program, namely performance shares, stock options and, for Mr. Noddle only, stock appreciation rights (“SARs”). Therefore, actual total compensation realized, as compared to established targets, will significantly increase or decrease in direct correlation to our stock price. Significant use of equity-based components, along with stringent ownership and retention requirements (described below), ensures alignment of executive compensation with stockholder value.

Competitive Market.  The Company seeks to offer its executives compensation opportunities targeted at the median of the competitive market. In assessing competitiveness, the Committee reviews compensation information for similarly-situated executives at companies in a self-constructed comparison group, as well as compensation information available from third-party surveys. This information is used to inform the Committee of competitive pay practices, including the relative mix among elements of compensation. This information is also used to determine, as a point of reference for each Named Executive Officer, a midpoint (or median) within the competitive compensation range, for base salary, annual cash incentive, long-term equity incentives and the total of these elements. The Committee believes that evaluating each executive’s pay elements and the total target pay opportunity relative to a median helps it to assess the overall competitiveness in the marketplace of the Company’s compensation. However, the Committee also recognizes that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies as well as the companies themselves. As a result, the competitive medians are used only as a guide and are not the sole determinative factor in making compensation decisions for the Named Executive Officers. In exercising its judgment, the Committee looks beyond the competitive market data and places significant weight on individual job responsibilities, individual performance, experience, compensation history, internal comparisons and compensation at former employers (in the case of new hires).

The Committee defines our competitive market for our Named Executive Officers to be the median range of publicly available compensation information using a self-constructed comparison group and several third-party compensation surveys. The surveys used by the Committee provide data on similarly sized organizations based on revenue and industry. In fiscal 2009, the Committee looked at third-party wholesale, retail and general industry surveys conducted by Hewitt Associates, Towers Perrin and Watson Wyatt. Those surveys were the Hewitt Total Compensation Management Database, the Towers Perrin Retail/Wholesale Executive Compensation Database and the Watson Wyatt Industry Report on Top Management Compensation — Retail/Wholesale Sector. The Committee assesses the reasonableness of our total compensation levels and mix relative to the competitive benchmark data through a competitive assessment.

For fiscal 2009, our competitive comparison group consisted of the following 25 retail and distribution companies:

Comparison Group
AmerisourceBergen Corporation	Kohl’s Corporation	Sears Holdings Corporation
AutoNation, Inc.	The Kroger Co.	Staples, Inc.
Best Buy Co. Inc.	Lowe’s Companies, Inc.	Sysco Corporation
Cardinal Health, Inc.	Macy’s, Inc.	Target Corporation
Costco Wholesale Corporation	McKesson Corporation	The TJX Companies, Inc.
CVS Caremark Corporation	Office Depot, Inc.	Wal-Mart Stores, Inc.
The Gap, Inc.	Publix Super Markets, Inc.	Walgreen Co.
The Home Depot, Inc.	Rite Aid Corporation
J.C. Penney Company, Inc.	Safeway Inc.

The 25-company competitive comparison group approved by the Committee and disclosed above was reviewed during fiscal 2008 by our independent compensation consultant, Towers Perrin, with input from the Committee, and was selected from U.S.-based companies based on revenue, size and industry.

With respect to the competitive comparison group, the Committee looked at revenue, operating income, net income, total assets, total equity and market capitalization to create a composite rank. SUPERVALU’s composite ranking was in the middle of this 25-company competitive comparison group.

Generally, the Committee will maintain the continuity of the companies within the competitive comparison group from year to year; however, changes in the composition of the group may occur as companies enter or exit the publicly-traded marketplace or as the relative size of the companies in the comparison group changes. For fiscal 2009, there were no changes to this group from the prior fiscal year.

Compensation Process.  For the Named Executive Officers other than the CEO, the Committee reviews and approves all compensation decisions. As part of that review, the Committee takes into consideration competitive market analyses and the recommendations of our human resources staff, the independent compensation consultants and Mr. Noddle. The Committee will review periodically the relationship of target compensation levels for each Named Executive Officer relative to the compensation target for the CEO. In addition, the Committee periodically will review internal equity relationships for comparable positions across peer companies. For the CEO, the Committee prepares compensation recommendations for ultimate review and approval by the Board of Directors, with the CEO abstaining from such review and approval. In making its compensation recommendations regarding our CEO, the Committee takes into consideration the Board of Directors’ annual performance evaluation of our CEO, internal equity relationships, competitive market analyses for other chief executive officers based on publicly available information and information provided by our human resources staff and independent compensation consultant. Recommendations with respect to compensation of our CEO are not shared with the CEO during this process.

Annually, the Committee reviews and recommends to the full Board of Directors for approval with respect to the CEO, and approves, for the other Named Executive Officers, base salaries, annual cash incentive, long-term equity incentives and any other agreements that we would enter into with any Named Executive Officer. For fiscal 2009, the review for all executives (including the Named Executive Officers and Mr. Noddle) was conducted in May 2008.

Compensation Consultant

The Committee has the authority to retain outside compensation consultants to assist in the evaluation of executive compensation or to otherwise advise the Committee. The Committee directs the work of such consultants, and decisions regarding compensation of our Named Executive Officers are ultimately made by the Committee and, in the case of our CEO, by the Board.

The Committee has retained Towers Perrin as its compensation consultant to assist the Committee with its evaluation and assessment of executive compensation. The compensation consultant also assisted the Committee with the development of its self-selected comparison group used for purposes of benchmarking compensation levels and relative mix for fiscal 2009.

Towers Perrin does not provide any other services to SUPERVALU or its management, other than as described in the “Director Compensation” section of this Proxy Statement.

Elements of Compensation

For fiscal 2009, the principal elements of our executive compensation program consisted of the following components:

•	Base salary;

•	Annual cash incentive;

•	Long-term equity incentives in the form of performance shares, stock options and, for the CEO only, SARs that pay out in cash;

•	Change of control and other separation agreements and policies;

•	Non-qualified deferred compensation, supplemental executive retirement plans and pension benefits; and

•	Executive perquisites.

Compensation Mix

In previous years, the mix of compensation elements (base salary, annual cash incentive opportunity and long-term equity incentive opportunity) approximated the relative mix found in the competitive market for each of the Named Executive Officers. In fiscal 2009, the Committee chose to place greater emphasis on performance-based compensation and to decrease the emphasis on fixed compensation (in the form of base salary), when compared to the competitive market.

The table below illustrates how the primary components of target executive compensation (base salary, annual cash incentive opportunity and long-term equity incentive opportunity) is allocated between performance and non-performance based components, how performance-based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components. For our Named Executive Officers in fiscal 2009, that target allocation was as follows:

	2009 Fiscal Year Compensation Mix
	(Base Salary, Annual Cash Incentive Opportunity and Long-Term Equity Incentive Opportunity)(1)
			Percent of Performance-
	Percent of Total		Based Total Compensation		Percent of Total
	Compensation That is:		That is:		Compensation That is:
		Not		Long-
	Performance-	Performance-		Term	Cash-	Equity-
Name	Based(2)	Based(3)	Annual(4)	(5)	Based(6)	Based(7)

Jeffrey Noddle(8)	86%	14%	20%	80%	34%	66%
Michael L. Jackson	76	24	24	76	48	52
Pamela K. Knous	75	25	25	75	50	50
Duncan C. Mac Naughton(9)	75	25	25	75	50	50
Kevin H. Tripp(9)	71	29	29	71	59	41

(1)	Total compensation for purposes of this table is different than the Total column used in the Summary Compensation Table under “Executive Compensation” below. Total compensation as used above is the total of base salary and annual cash and long-term equity incentive opportunities, both at the target level only.

(2)	Sum of target annual cash incentive and target long-term equity incentives divided by target total compensation.

(3)	Base salary divided by target total compensation.

(4)	Target annual cash incentive divided by the sum of target annual cash incentive and target long-term equity incentives.

(5)	Target long-term equity incentive divided by the sum of target annual cash incentive and target long-term equity incentives.

(6)	Sum of base salary and target annual cash incentive divided by target total compensation.

(7)	Target long-term equity incentives divided by target total compensation.

(8)	Equity-based incentives for Mr. Noddle include SARs that are settled in cash but which vest and derive value in much the same manner as stock options. SARs are described below under “Long-term Equity Incentives — Stock Appreciation Rights.”

(9)	Does not include retention payments made in connection with the Albertson’s acquisition.

The Committee believes that this compensation mix aligns with the Company’s compensation philosophy of pay-for-performance and goals because:

•	a significant percentage (ranging from 71 to 86 percent) of each Named Executive Officer’s compensation is performance-based;

•	a significant percentage (ranging from 71 to 80 percent) of each Named Executive Officer’s performance-based compensation serves to motivate and retain the executives for the Company’s long-term success; and

•	a significant percentage (ranging from 41 to 66 percent) of each Named Executive Officer’s compensation is equity-based, which serves to tie executive compensation to the long-term enhancement of stockholder value.

Fiscal 2009 Compensation Decisions

In May 2008, the Committee approved (or in the case of Mr. Noddle, recommended to the Board of Directors, who later reviewed and approved) the targeted annual compensation for fiscal 2009 listed below for each of the Named Executive Officers. The fiscal 2009 target amount is comprised of the following primary components of compensation reviewed and approved for each Named Executive Officer by the Committee on an annual basis: base salary, annual cash incentive award assuming achievement of target performance, stock options and any SARs granted during the fiscal year valued as of the grant date and an annual allocation of the long-term incentive award assuming achievement of target performance at the end of the two-year performance cycle.

Fiscal 2009 Targeted
Name	Annual Compensation

Jeffrey Noddle	$8,555,000
Michael L. Jackson	2,862,000
Pamela K. Knous	2,666,000
Duncan C. Mac Naughton	2,018,000
Kevin H. Tripp	1,895,000

The fiscal 2009 target amounts differ from the amounts reflected in the Summary Compensation Table because:

•	the above table reflects targeted annual base salary, while the Summary Compensation Table includes actual base salary paid in the fiscal year;

•	the above table assumes that annual cash incentive awards and long-term performance shares are earned at the target award level and also allocates one year of long-term compensation that may be earned over a two-year performance cycle while the Summary Compensation Table reflects actual amounts earned in the fiscal year;

•	the above table reflects all equity-based awards (stock options, SARs and performance shares) valued on the basis of a Black-Scholes model on the grant date, while the Summary Compensation Table includes annual stock awards valued using SFAS 123R;

•	the target amount does not include any one-time restricted stock grants used for purposes of retention under special circumstances, while the Summary Compensation Table includes compensation expenses during the year attributable to all awards; and

•	the Summary Compensation Table reflects a variety of other elements of compensation, such as perquisites, changes in pension value and earnings on deferred compensation, that the Committee does not consider when setting annual compensation levels for the Named Executive Officers.

Base Salaries

SUPERVALU provides the Named Executive Officers and other executives with an annual base salary that is not subject to performance risk. Salary levels for our Named Executive Officers are based on individual performance and experience, job responsibility, internal equity and salary levels that reflect the competitive market. For fiscal 2009, the Committee determined that, as part of its focus on pay-for-performance, base salaries for Named Executive Officers and certain other officers would not be increased from fiscal 2008 levels. Because the Company had a 53rd week in fiscal 2009, base salary as reflected in the Summary Compensation Table will reflect an additional week of pay. Annualized salaries for fiscal 2008 and fiscal 2009 are the same.

Annual Cash Incentive

In General.  SUPERVALU provides its Named Executive Officers and other executives an annual cash incentive opportunity in order to align executive compensation with the achievement of SUPERVALU financial goals that support our business plans.

The Committee establishes annual target award opportunities expressed as a percentage of base salary paid during the fiscal year, as well as threshold and maximum award opportunities expressed as a percentage of base salary. For fiscal 2009, annual cash incentive opportunities for the Named Executive Officers ranged from 100 percent to 150 percent (for the CEO only) of base salary paid for the year, at target levels of performance, up to a possible range of 200 percent to 300 percent (for the CEO only) of base salary for performance meeting or exceeding the maximum performance level, subject to the effect of the corporate same-store sales multiplier. This was a change from fiscal 2008, when the annual cash incentive opportunities for the Named Executive Officers ranged from 70 percent to 125 percent (for the CEO only) of base salary paid for the year, at target levels of performance, up to a possible range of 140 percent to 250 percent (for the CEO only) of base salary for performance meeting or exceeding the maximum performance level.

The increase from fiscal 2008 annual cash incentive opportunities was driven by the determination of the Committee that while total targeted compensation for fiscal 2009 would increase over fiscal 2008 levels, base salaries for Named Executive Officers and certain other officers would not be increased from fiscal 2008 levels, in line with the Committee’s desire to have a greater portion of targeted compensation be performance-based and to emphasize pay-for-performance.

Performance Measures and Objectives.  For fiscal 2009, the Committee selected, for each of our Named Executive Officers who are Corporate Executives as noted in the table below, Corporate Net Earnings as the primary performance measure for our annual cash incentive plan because it believes that corporate net earnings growth correlates directly with our business objectives and the creation of fundamental value for our stockholders. For each of our Named Executive Officers who are Retail Executives as noted in the table below, the primary performance measure is Business Unit Earnings. Both Corporate Net Earnings and Business Unit Earnings are subject to the corporate same-store sales growth multiplier ranging from 0.8 to 1.2 based on the level of same-store sales growth achieved.

If any payout is to be made under the annual cash incentive plan, the Corporate Net Earnings or Business Unit Earnings threshold must be met. If that threshold is met, then the executive will be eligible for payout under the other components of the program.

The other components are Corporate Cash Flow for Corporate Executives, Corporate Results for Retail Executives and Diversity for each of the Named Executive Officers. “Corporate Results” is a combination of Corporate Net Earnings, subject to the corporate same-store sales growth multiplier, and Corporate Cash Flow. The Diversity component for each of the Named Executive Officers, including Mr. Noddle, is based on increasing diversity within management of the Company. This component is paid out based on improvements in diversity representation over fiscal 2008.

The Business Unit Earnings performance measures for the Retail Executives correspond to our retail regions which align executive incentives more closely with the business unit over which they have responsibility and control. Performance goals for the Retail Executives are established in support of Company-wide earnings and sales targets with additional consideration given to business unit-specific market conditions. At the time that they are set, the goals that the Committee establishes for Business Unit Earnings, Corporate Cash Flow and Corporate Results are substantially uncertain to be achieved. The threshold-level goals can be characterized as “stretch but attainable,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance. The Company does not publicly disclose specific retail region earnings objectives, as its business plan is highly confidential. Disclosing specific objectives would provide competitors and other third parties with insights into the planning process, as well as the strategic initiatives of the Company, and would therefore cause competitive harm.

The fiscal 2009 performance measures for our annual cash incentive plan were as follows:

	Corporate	Retail
Performance Measure	Executives(1)	Executives(2)

Corporate Net Earnings(3)	70%	0%
Corporate Results (as described above)	0	50
Business Unit Earnings(3)	0	40
Corporate Cash Flow	20	0
Diversity	10	10

(1)	Includes Mr. Noddle, Ms. Knous and Mr. Mac Naughton (together, the “Corporate Executives”).

(2)	Includes Mr. Jackson and Mr. Tripp (together, the “Retail Executives”).

(3)	This amount is subject to increase or decrease based on the same-store sales growth multiplier.

For fiscal 2009, the Corporate Net Earnings performance goals under our annual cash incentive plan were as follows:

	Corporate	Percent of Target
Performance Level	Net Earnings	Award Payout

Maximum	$747	200%
Target	$701	100
Threshold	$650	50

In fiscal 2007, the award payout was set at 75 percent for achieving the threshold level of performance. For fiscal 2008 and beyond, the award payout was reduced to 50 percent for reaching the threshold level of performance. It was determined that this adjustment to the Company’s annual cash incentive plan design was appropriate to (1) better reflect annual incentive practices in the competitive market (assessed by the Committee as described above) and (2) align the annual incentive practices following the Albertson’s acquisition between legacy SUPERVALU annual incentives and legacy Albertson’s annual incentives.

The threshold performance level for Corporate Net Earnings for fiscal 2009 was the Company’s fiscal 2008 reported net earnings before one-time acquisition-related costs. In setting the threshold performance level for Fiscal 2009 Corporate Net Earnings, the Committee determined that results of the 53rd week in fiscal 2009 would not be included so that there would be no additional impact to results. The target performance level for fiscal 2009 was an increase of eight percent over the threshold performance level. The maximum performance level for fiscal 2009 was an increase of 15 percent over the threshold performance level.

For fiscal 2009, the threshold Corporate Cash Flow performance level was set at 50 percent of the award, the target performance level was set at 100 percent and the maximum performance level was set at 200 percent. Corporate Cash Flow is generally defined by the Committee to be earnings before interest, taxes, depreciation and amortization (EBITDA) plus one-time transaction costs related to the Albertson’s acquisition and stock option expense, less interest, dividends, taxes and capital expenditures, net of proceeds from asset sales.

For fiscal 2009, the threshold Diversity performance level was set at 50 percent of the award, the target performance level was set at 100 percent and the maximum performance level was set at 200 percent.

Discretionary Adjustments.  The Committee reviews the quality of the Company’s performance and determines the extent to which performance goals under the annual cash incentive plan are met in April of each year, after completion of the Company’s financial statements. In making this determination, the Committee may apply discretion such that the numbers used for our annual cash incentive performance goals may differ from the numbers reported in the Company’s financial statements. In applying this discretion, the Committee may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or regulatory changes in accounting or taxation standards, including in fiscal 2009, the impact of the Company’s write-down of approximately $3.3 billion in goodwill and other intangible assets. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives, but that are undertaken with an expectation of improving our long-term financial performance, including restructurings, acquisitions or divestitures. For fiscal 2009, the Committee reviewed the impact of the write-down of goodwill described above on Corporate Net Earnings, and used its discretion to adjust actual results, although the exercise of this discretion did not result in any payments awarded.

Actual Award Payments.  For fiscal 2009, Corporate Net Earnings did not meet the threshold required by the Committee, resulting in no award payment to our Corporate Executives. Although we exceeded the threshold for Corporate Cash Flow and Diversity, there was no payout because Corporate Net Earnings did not meet the threshold amount. Our Business Unit Earnings for our Retail Executives were under the threshold level as well, resulting in no award payment to our Retail Executives. Because Corporate Net Earnings did not meet the threshold amount, there was no payout to Retail Executives for the achievement of Corporate Results or Diversity targets.

Annual Discretionary Bonus Pool.  An annual discretionary bonus pool exists from which our CEO may make discretionary cash awards to the Named Executive Officers and other corporate officers (other than himself) in recognition of their extraordinary achievements during any given fiscal year. Awards from the pool may not exceed $750,000 in the aggregate or $100,000 to any one individual during any fiscal year. For fiscal 2009, Mr. Noddle provided discretionary awards to certain of the Company’s officers, not including any of the Named Executive Officers.

Long-term Equity Incentives

In General.  SUPERVALU provides the Named Executive Officers and other executives with a long-term equity incentive award in order to tie a significant portion of each executive’s total compensation to the long-term financial results of the Company and to align incentives more meaningfully with the interests of our stockholders. On an annual basis, SUPERVALU provides a grant of stock options. Prior to fiscal 2010, SUPERVALU also provided a biennial grant of performance shares. Beginning with fiscal 2010, the Committee changed the design of its performance share program from a two-year performance cycle to a three-year performance cycle. This change is described in the section entitled “Fiscal 2010” in this Compensation Discussion and Analysis.

The Committee believes that various forms of long-term awards provide incentives to executives that can further different corporate objectives. The Committee feels that the granting of stock options is a source of motivation for SUPERVALU employees, more closely aligning long-term employee interest with the interests of the Company’s stockholders. The Committee believes that the granting of performance shares can align an employee’s long-term interest with the Company’s stockholders and can serve as a method of retention for key employees.

For fiscal 2009, the long-term equity incentive program for Named Executive Officers and other executives consisted of an annual grant of stock options. The Committee established the total value of the long-term award for each Named Executive Officer in such a manner that achievement of the target levels of performance would result in long-term incentives within the median range of the competitive market.

Stock Options.  Stock options directly link a portion of each executive’s compensation to stock price appreciation. Each Named Executive Officer’s stock option grant is established by the Committee as described above with respect to awards of total long-term incentives. Stock options generally have a “grant date” that is the same date as the date of Committee approval, or Board approval in the case of our CEO, and have an exercise price equal to the fair market value on the grant date. In the event that stock markets are closed for trading on the approval date, options are then priced based on the fair market value of the Company’s stock on the first day in which markets are open for trading following the approval date. In addition, stock options currently have a seven-year contractual exercise term and vest 20 percent on the date of grant and 20 percent on each of the next four anniversaries of the date of grant, subject to the following post-termination and change of control provisions:

Event	Award Vesting	Exercise Term(3)

Death, Disability or Retirement(1)	Accelerated	Remaining Term
Other Termination	None	Two years(2)
Change of Control	Accelerated	Remaining Term

(1)	Retirement is defined as termination at or after age 55 with 10 or more years of service. If termination occurs because of death or disability before the age and years of service for retirement have been satisfied, the remaining exercise term will be two years following termination or the remainder of the original contractual term, if shorter.

(2)	Or remainder of original contractual term, if shorter.

(3)	The Company has the right to repurchase shares issued under stock options within six months before or three months after termination for cause or if the terminated executive breaches the confidentiality or non-competition provisions in the award agreement.

In April 2007, our equity compensation plans were amended to change the definition of fair market value from the average of the opening and closing market price of the Company’s stock to the closing market price of the Company’s stock on the applicable date; provided, however, for options approved by the Committee or the Board on a date that Company executives would otherwise be restricted from trading in our stock as a result of a “black-out” trading restriction relating to the release of earnings results or other corporate matters, the grant date will be delayed until the first trading day after the expiration of the black-out period. We do not have any other program, plan or practice to time stock option grants to executives in coordination with the release of material non-public information. In addition, we have a pre-established black-out policy that prohibits employees from trading in our stock during periods when they are aware of material non-public information.

Stock options granted prior to April 2005 have a 10-year contractual exercise term, and provide for an automatic one-time reload or restoration stock option upon the exercise of the original stock option using shares of SUPERVALU stock to pay the exercise price. The restoration stock option is for the same number of shares used to pay the exercise price and applicable withholding taxes, has an exercise price equal to the fair market value of SUPERVALU stock on the date of exercise and is exercisable for the remaining contractual exercise term of the original stock option.

Stock Appreciation Rights.  As part of Mr. Noddle’s fiscal 2009 compensation package, the Committee determined that Mr. Noddle’s long-term incentive award should be comprised of 50 percent long-term performance shares, 25 percent stock options and 25 percent SARs. In discussing the form that Mr. Noddle’s long-term incentive award should take, the Committee discussed the trends in executive compensation and the Company’s commitment to maintain average annual equity grants at a level not greater than 2.91 percent of common stock outstanding over the three-year period ending with fiscal 2010, while continuing to provide an incentive that is aligned with the interests of the Company’s stockholders. The Committee decided that, in addition to an annual grant of stock options, cash-settled SARs were an appropriate method of achieving such goals. Thus, in fiscal 2009, Mr. Noddle was granted 178,678 SARs. These SARs vest 20 percent on the date of grant and 20 percent on each of the next four anniversaries of the date of grant. If Mr. Noddle retires before these SARs are fully vested, the SARs will vest in full at retirement, because Mr. Noddle meets the retirement definition set forth in the plan under which this award was granted.

Performance Shares.  Currently, our performance share program is based on a two-year performance cycle for fiscal 2009-2010. Beginning with fiscal 2010, the Committee changed the design of its performance share program from a two-year performance cycle to a three-year performance cycle. This change is described in the section entitled “Fiscal 2010” in this Compensation Discussion and Analysis. As with stock options, awards of performance shares are established by the Committee as described above with respect to awards of total long-term incentives. The material provisions of the performance share awards for fiscal 2009-2010 are summarized below:

Provision		Description

Current Performance Period	•	Fiscal year 2009 through 2010 (two-year performance cycle).

Award Value	•	Based on underlying value of our stock as of the last trading day of the last fiscal year in the performance cycle.

Performance Measures	•	Combined two-year average return on invested capital (“ROIC”).
	•	ROIC is defined by the Committee as earnings before interest and taxes for each year of the performance cycle, adjusted for stock option expense, divided by invested capital.
	•	“Invested capital” is the sum of the Company’s interest-bearing short-term borrowings, interest-bearing long-term debt, stockholders equity and the present value of capital leases, subject to certain adjustments.
	•	Invested capital for the performance period is calculated by computing the sums of (i) the invested capital as of the last day of the Company’s fiscal year immediately preceding such performance period; and (ii) the invested capital as of the end of each fiscal year comprising such performance period, and dividing such sum by three (the number of fiscal years in the performance period plus one).

Performance Goals	•	Actual award amount could be anywhere between 50 percent and 150 percent based on the actual results.
	•	Maximum award is 150 percent of performance shares granted if ROIC is at or above 12.8 percent.
	•	Target award is 100 percent of performance shares granted if ROIC is at target level of 12.2 percent.
	•	Threshold award is 50 percent of performance shares granted if ROIC is at 11.8 percent.

Award Payment	•	Half of the award will be made in shares of restricted stock at the end of the performance cycle with an additional one-year vesting period and half of the award will be made in cash-settled units representing the right to receive cash in the amount equal to the fair market value of one share of SUPERVALU common stock at the end of the performance cycle with an additional one-year vesting period.
	•	Vesting of this award may occur if the Committee determines to accelerate the earning of the performance shares if the employee ceases to be an employee of the Company prior to the vesting of performance shares.

The Committee chose return on invested capital, referred to as ROIC and defined above, as the performance measure for the performance share program because it believes this measure is an accurate assessment of how well the Company is performing from a financial standpoint. ROIC indicates how efficiently and effectively capital is deployed by management. Performance goals are established in connection with the Company’s annual financial planning process. In establishing our performance goals for this measure, the Committee considers the extent to which the Company will generate a return on invested capital for the performance cycle that represents an appropriate improvement, as determined by the Committee. The Committee takes into consideration a variety of factors, including future expectations of operating earnings and capital deployment in our strategic plans.

The Committee reviews the quality of the Company’s performance and determines the extent to which performance goals are met in April at the end of the two-year performance cycle, after completion of the Company’s financial statements, for the purposes of determining the actual number of shares of restricted stock and the number of cash-settled units that will be granted to each executive under the terms of the performance share award. In making this determination, the Committee may apply discretion such that the numbers used for our performance share goals may differ from the numbers reported in the Company’s financial statements. In applying this discretion, the Committee may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or regulatory changes in accounting or taxation standards, including in fiscal 2009, the impact of the Company’s write-down of approximately $3.3 billion in goodwill and other intangible assets. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives, but are undertaken with an expectation of improving our long-term financial performance, including restructurings, acquisitions or divestitures.

Retention Incentive Awards for Certain NEOs.  In connection with the Albertson’s acquisition, Mr. Mac Naughton and Mr. Tripp, as well as certain other executives, were granted retention incentive awards as part of their employment with SUPERVALU. Under the terms of the retention award, the recipient received a retention incentive award comprised 50 percent of deferred cash and 50 percent of restricted stock (valued as of the date of the closing of the Albertson’s acquisition). The awards were subject to restrictions on transfer and potential forfeiture. With the exception of certain qualifying terminations, including termination without cause, the vesting of the restricted stock portion of the award and payment of the deferred cash portion was contingent on continued employment with SUPERVALU, according to the following schedule:

•	10 percent of the total cash retention award and 10 percent of the total restricted shares vested on January 2, 2007;

•	20 percent of the total cash retention award and 20 percent of the total restricted shares vested on July 2, 2007;

•	30 percent of the total cash retention award and 30 percent of the total restricted shares vested on January 2, 2008; and

•	40 percent of the total cash retention award and 40 percent of the total restricted shares vested on June 2, 2008.

Due to their continued employment, Mr. Mac Naughton and Mr. Tripp received 100% of the total cash retention and 100% of the total restricted shares issued in connection with the Albertson’s acquisition.

Executive Change of Control Policy

Our objective is to provide our Named Executive Officers and other executives with protection under a market competitive change of control severance agreement. The Committee believes that this benefit helps to maintain the impartiality and objectivity of our executives in the event of a change of control situation so that our stockholders’ interests are protected. The Committee reviews this change of control policy periodically to address whether these protections are consistent with those provided in our competitive market and to be in compliance with federal tax rules affecting nonqualified deferred compensation.

We previously entered into retention agreements with certain of our executive officers in relation to the Albertson’s acquisition, including two of our Named Executive Officers, Mr. Mac Naughton and Mr. Tripp, which provided temporary protection against a change of control. Those agreements expired on June 2, 2008, at which time the Company entered into change of control agreements with those executives.

For fiscal 2009, our change of control agreements for the Named Executive Officers are summarized below:

Agreement Provision		Description

Severance Triggers	•	Involuntary termination without cause, as defined below, or voluntary resignation for good reason, as defined below, within 2 years following a change of control, or in anticipation of a change of control.
	•	“Good reason” is defined as a reduction in base salary or annual cash incentive, duties and responsibilities that are materially and adversely diminished, forced relocation of more than 45 miles or failure to provide for assumption of agreement.
	•	“Cause” is defined as willful and continued failure to perform duties, conviction of a felony, gross misconduct materially and demonstrably injurious to the Company or personal dishonesty that results in substantial personal enrichment.
	•	Mr. Noddle may terminate employment for any reason during the seventh month following a change of control and receive severance benefits.

Severance Benefits	•	3x base salary and higher of target, actual annual or prior 3-year average cash incentive.
	•	3x value of perquisites, additional savings and pension plan accruals and welfare benefits continuation.
	•	Earned but unpaid salary and accrued vacation.
	•	Pro rata annual cash incentive for the year of termination.
	•	Accelerated vesting of all nonvested equity awards at change of control.
	•	Full excise tax gross up, if applicable.

Covenants	•	Non-disclosure of confidential information, non-competition and non-solicitation of employees.

Our change of control agreements in effect at February 28, 2009, are described in more detail under “Potential Payments upon Termination or Change of Control.”

In fiscal 2010, the Committee reviewed the Company’s change of control program and determined that certain changes were needed to bring the Company’s program in line with the Committee’s philosophy and current market trends. As a result of this review, on April 25, 2009, the Committee approved a new form of change of control agreement and a severance plan.

The new change of control agreement supersedes the existing change of control agreements for the Named Executive Officers. The new change of control agreement is expected to be executed by each of the Named Executive Officers and the Company. Until the new change of control agreement is so executed, the existing change of control agreements continue in effect for each of these parties. The new change of control agreement is summarized below:

Agreement Provision		Description

Severance Triggers	•	Involuntary termination without cause, as defined below, or voluntary resignation for good reason, as defined below, within 2 years following a change of control, or in anticipation of a change of control. The definition of change of control in the new change of control agreement is the same as that in the existing change of control agreements as described in “Potential Payments upon Termination or Change of Control” in the section entitled “Definitions under SUPERVALU Change of Control Agreements.”
	•	“Good reason” is defined as a reduction in base salary or target annual cash incentive, duties and responsibilities that are materially and adversely diminished, forced relocation of more than 45 miles, failure to provide for assumption of agreement or material breach of the agreement by the Company. This definition includes material breach of the agreement by the Company and omits for the CEO the CEO’s termination of employment for any reason during the seventh month following a change of control, as compared to the definition in the existing change of control agreements.
	•	“Cause” is defined as continued failure to perform duties, conviction of a felony, conduct materially and demonstrably injurious to the Company, material act of personal dishonesty that results in substantial personal enrichment or material violation of certain Company policies. This definition includes material violation of certain Company policies, whereas the definition in the existing change of control agreements does not.

Severance Benefits	•	3x for the CEO and 2x for the CFO and the other Named Executive Officers of base salary and target annual cash incentive, plus welfare benefits continuation. By comparison, the existing change of control agreements provide for the following amount for all Named Executive Officers: 3x base salary and higher of target, actual annual or prior 3-year average cash incentive, plus 3x value of perquisites, additional savings and pension plan accruals and welfare benefits continuation.
	•	Earned but unpaid salary and accrued vacation and annual bonus plan and long term incentive plan amounts due but not yet paid. The new change of control agreement adds the annual bonus plan and long term incentive plan amounts due but not yet paid.
	•	Pro rata annual cash incentive for year of termination and payments for each long term incentive plan cycle not completed as of the separation from service. The new change of control agreement adds the long term incentive plan payments.
	•	Accelerated vesting of all nonvested equity awards at change of control.
	•	“Best net” reduction of compensation to avoid excise tax. The new change of control agreement includes “best net” reduction of compensation and eliminates full excise tax gross up, as compared to the existing change of control agreements.

Covenants	•	Non-disclosure of confidential information, non-competition, non-solicitation of employees, non-solicitation of existing or prospective customers, vendors and suppliers, return of property and non-disparagement covenants. The non-disclosure of confidential information, non-competition and non-solicitation of employees covenants vary between the new change of control agreement and the existing change of control agreements. The new change of control agreement includes non-solicitation of existing or prospective customers, vendors and suppliers, return of property and non-disparagement covenants, as compared to the existing change of control agreements, which do not.

The severance plan is effective May 2, 2009 and is summarized below:

Agreement Provision		Description

Severance Triggers	•	Involuntary termination without cause, subject to certain exclusions, including exclusion from participation and receipt of benefits if a Named Executive Officer has not agreed to the new change of control agreement.
	•	“Cause” is defined as continued failure to perform duties, conviction of a felony, conduct materially and demonstrably injurious to the Company, personal dishonesty that results in substantial personal enrichment or failure to comply with certain Company policies.

Severance Benefits	•	2x for the CEO and 1.5x for the CFO and the other Named Executive Officers of annual base salary at time of termination.
	•	2x for the CEO and 1.5x for the CFO and the other Named Executive Officers of the average of the performance results (expressed as a percentage) used to determine the Named Executive Officer’s bonus amounts under the annual bonus plan for the preceding three years (or all bonus amounts, if the Named Executive Officer has been employed fewer than three years), multiplied by the Named Executive Officer’s current target bonus amount.
	•	Pro rata annual cash incentive and payments for each long term incentive plan cycle not completed as of the termination date.
	•	Reimbursement for COBRA coverage for medical and/or dental insurance.
	•	Repayment of severance benefits received by a Named Executive Officer who the Company wishes to rehire in any capacity within six months of the termination date.

Deferred Compensation

Under the Company’s Executive Deferred Compensation Plan (2008 Statement), eligible executives may elect to defer on a pre-tax basis up to 50 percent of base salary and may elect to defer up to 100 percent of annual incentive compensation during the plan year. The program allows executives to save for retirement on a tax-deferred basis. Under this unfunded plan, amounts deferred by the executive accumulate on a tax-deferred basis and are credited at an effective annual interest rate equal to Moody’s Corporate Bond Index, set as of October 1 of the preceding year. The Executive Deferred Compensation Plan also provides for additional make-up contributions that are credited to the participant’s account in the Executive Deferred Compensation Plan.

Retirement Benefits

Consistent with our overall compensation philosophy, SUPERVALU maintains a retirement plan for all non-union employees under which a maximum of $185,000 per year in annual benefits may be paid upon retirement based on limitations imposed by Section 415 of the Internal Revenue Code (the “Code”). In addition, SUPERVALU maintains a non-qualified supplemental executive retirement plan and a non-qualified excess benefit plan for certain highly compensated employees, including the Named Executive Officers, that allow for the payment of additional benefits so that such retiring employees may receive, in the aggregate, at least the benefits they would have been entitled to receive if the Code did not impose maximum limitations. Our retirement plans are described in more detail following the Pension Benefits Table under “Executive Compensation.”

SUPERVALU provides post-retirement death benefits for certain designated retired executive officers, which would include the Named Executive Officers if they meet the retirement definition of termination at or after age 55 with 10 or more years of service. Currently, Mr. Noddle, Ms. Knous and Mr. Jackson meet the retirement definition mentioned above. The death benefit is fixed at an amount approximately equal to, on an after-tax basis, an eligible executive’s final base salary. The benefits may be funded through life insurance policies owned by SUPERVALU.

For all employees who participate in the SUPERVALU STAR 401(k) Plan, including Named Executive Officers, the Company makes a matching contribution of $1 for every $1 the participant contributes, up to the first four percent of pay and $0.50 for each $1 the participant contributes on the next two percent of pay. The Company may also make additional profit-sharing contributions, at the discretion of the Company’s management, of up to a maximum of three percent of the eligible participant’s compensation.

Perquisites

SUPERVALU provides our Named Executive Officers and other executives with a limited perquisites program. This limited perquisite program is consistent with the Committee’s focus on performance-based compensation. The Company continues to reimburse executives for an annual physical to encourage executives to be physically healthy, such that executives can better focus on the business affairs of the Company. Similarly, providing our CEO with limited personal use of the Company’s aircraft encourages and allows him to make travel arrangements that maximize the efficient use of his limited personal time, allowing him more time to focus on the Company’s business for the benefit of the Company’s stockholders.

The Committee will continue to review this perquisites program periodically. In fiscal 2008, as a result of the Committee’s review, the Post-Retirement Death Benefit Coverage was scaled back and further benefits under this program were eliminated. In fiscal 2009, the Financial Counseling and Tax Planning benefit was discontinued.

For fiscal 2009, SUPERVALU provided the following executive benefits and perquisites to our Named Executives Officers:

Executive Benefit		Description

Financial Counseling and Tax Planning	•	Annual maximum reimbursement ranging from $6,000 to $20,000.
	•	Program ended June 30, 2008.
	•	Legacy Albertson’s program provided for a tax reimbursement for imputed income.

Post-Retirement Death Benefit Coverage	•	A death benefit of 140 percent of the executive’s final base salary paid to the beneficiary.
	•	Current participants have been grandfathered into this program; no new enrollment is allowed.

Personal Aircraft Usage	•	Limited to Mr. Noddle and his spouse.
	•	Up to 30 hours of personal travel per year at the expense of the Company.
	•	Tax reimbursement for imputed income.

Executive Physicals	•	Annual reimbursement for the full cost of an executive physical.

Executive Stock Ownership and Retention Program

SUPERVALU has an executive stock ownership and retention program for our Named Executive Officers and other executives so that these executives will experience the same downside risk and upside potential as our stockholders experience. In fiscal 2009, the Committee reviewed the Executive Stock Ownership and Retention Program. After a review of current market trends which show that the more prevalent design for such programs involved ownership levels based on a multiple of base pay, the Committee modified the ownership requirements for our executives, including the Named Executive Officers as follows:

Position	Multiple of Base Salary

Chief Executive Officer	5 times
Chief Operating Officer & Chief Financial Officer(1)	4 times
Remaining Executive Vice Presidents(2)	3 times
Corporate Senior Vice Presidents & Presidents	2 times
Group Vice Presidents & Vice Presidents	1 times

(1)	Applies to Mr. Jackson and Ms. Knous.

(2)	Applies to Mr. Mac Naughton and Mr. Tripp.

For purposes of complying with our Executive Stock Ownership and Retention Program, stock is considered owned if the shares are owned outright or in a vested tax qualified or nonqualified deferred compensation plan, if the shares are owned by immediate family members or legal entities established for their benefit, and if the shares are in the form of unvested restricted stock. Outstanding unexercised stock options are not considered owned for purposes of our program. Our Named Executive Officers and other executives may not pledge owned shares as security or enter into any risk hedging arrangements.

Prior to achieving their ownership objective, executives are required to retain shares equal to 100 percent of the net after-tax profit shares received from stock option exercises or the vesting of restricted stock. After they meet their ownership goal, Named Executive Officers are required to retain shares equal to 50 percent of the net after-tax profit shares received from stock option exercises or the vesting of restricted stock. This 50 percent retention requirement can be satisfied on either an individual basis for each stock option exercise or restricted stock vesting event, or on a cumulative basis by aggregating all shares held from the exercise of stock options or the vesting of restricted stock from the date the executive first met our stock ownership requirement.

For fiscal 2009, each of our Named Executive Officers has met their ownership objective. All of our Named Executive Officers are in compliance with our program.

Tax and Accounting Considerations

The Committee monitors changes in the regulatory environment when assessing the financial efficiency of the various elements of our executive compensation program. Tax and accounting consequences are analyzed when adopting new or modifying existing elements of our executive compensation program.

The Committee has designed and administered our annual cash incentive plan and long-term equity incentive programs for executive officers in a manner that generally preserves our federal income tax deductions. Our annual cash incentives for executive officers are administered under a stockholder-approved plan that specifies a formula for determining a maximum annual individual award limit. Our stock options, SARs and performance shares for executive officers are granted under other stockholder-approved plans that specify the maximum number of shares that may be awarded annually to plan participants. Our restricted stock unit awards are granted for attraction and retention purposes and are not performance-based. Thus, our federal tax deductions from restricted stock awards may be disallowed under certain circumstances. Although recent changes to accounting standards have made stock option grants less favorable, SUPERVALU continues to grant stock options in our long-term equity incentive program because these grants help to align the priorities and actions of executives with the interests of our stockholders. The historic economic value delivered to executives from these programs has been reasonable in relation to the compensation cost reported in our financial statements.

The Committee has designed and administered our deferred compensation, equity compensation and change of control severance plans to be in compliance with federal tax rules affecting nonqualified deferred compensation.

Fiscal 2010

At the February 2009 meeting, the Committee instituted a three-year overlapping performance cycle for the fiscal 2010-2012 performance period. The Committee determined that a three-year performance cycle would focus employees on longer-term results and eliminate wide swings in payouts of long-term awards. The Committee reviewed the Company’s performance for fiscal 2009 and determined that there was a potential for the results of the fiscal 2009-2010 performance program to be below threshold, therefore resulting in no payout. The Committee also noted that the exercise price for the stock options granted in recent years were well in excess of the market price of the Company’s common stock. In order to motivate and retain employees in such circumstances, the Committee instituted the new long-term incentive program. The fiscal 2010-2012 long-term incentive program will be based on the achievement of ROIC (return on invested capital) goals.

In addition, the Committee approved the plan design for the annual cash incentive plan for fiscal 2010. The corporate net earnings target will be based on the Company’s fiscal 2010 budget, not year-over-year growth as in past years. The Committee also determined, in the case of Corporate Executives, that payouts for cash flow and diversity results will not be dependent on meeting minimum corporate net earnings performance and that these elements can pay out independent of corporate net earnings and of each other. The Committee also approved a corresponding change for Retail Executives, such that the annual cash incentive plan elements for fiscal 2010 can pay out independent of each other. The Committee also added an inventory days supply performance measure for certain executives in retail, merchandising and supply chain leadership roles.

On April 25, 2009, the Committee approved a new form of change of control agreement and severance plan for our Named Executive Officers, as further described in the section entitled “Executive Change of Control Policy.”

On May 6, 2009, the Board of Directors elected Craig R. Herkert to serve as Chief Executive Officer of the Company and appointed him to serve as a member of the Board of Directors of the Company, with an expected start date to occur in May 2009. Mr. Herkert, age 49, will succeed Mr. Noddle, who will retire as Chief Executive Officer of the Company upon Mr. Herkert’s commencement as Chief Executive Officer. Mr. Noddle will remain employed by the Company in the role of Executive Chairman and will continue to serve on the Board of Directors of the Company as Executive Chairman of the Board.

In connection with Mr. Herkert’s election to serve as Chief Executive Officer of the Company, Mr. Herkert will be entitled to receive annual base compensation of $850,000 and is eligible to receive an annual bonus under the Company’s annual cash incentive plan for fiscal 2010 with a target amount of 150 percent of his base salary. The actual bonus amount earned will be based on the Company’s performance against targets established by the Committee for Corporate Net Earnings, Corporate Cash Flow and Diversity and could range from 0 to 300 percent of base salary. In addition, following the commencement of his employment with the Company, the Board of Directors of the Company will approve the grant of a nonqualified stock option to Mr. Herkert with a value of $2.0 million that will vest 20 percent immediately upon the date of grant and 20 percent per year for the next four years. The Board of Directors will also grant Mr. Herkert a one-time restricted stock award with a value of $5.0 million. The shares will be subject to restriction which will lapse over a period of four years with 25 percent of the shares vesting on the first anniversary of the date of grant and the remaining shares vesting annually in equal increments on successive anniversaries of the date of grant. Mr. Herkert is also eligible for a long-term incentive award with a target payout value of $2.0 million in stock and cash and an actual payout value of $0 to $4.0 million based on the Company’s performance for the fiscal 2010-2012 performance period. Finally, he is entitled to the Company’s standard perquisites for the CEO. The stock options, restricted stock and long-term incentive awards granted to Mr. Herkert will be subject to the Company’s standard terms and conditions of such awards for executive officers on file with the SEC.

In his capacity as Executive Chairman, Mr. Noddle’s base salary and annual incentive bonus opportunity for fiscal 2010 will remain the same and he will be entitled to a prorated portion of his long-term incentive award for the fiscal 2010-2012 performance period. However, in his new position, Mr. Noddle will not receive any additional grants of stock options or stock appreciation rights.

REPORT OF THE EXECUTIVE PERSONNEL AND COMPENSATION COMMITTEE

The Executive Personnel and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Susan E. Engel, Chairperson
Ronald E. Daly
Lawrence A. Del Santo
Edwin C. Gage
Charles M. Lillis
Wayne C. Sales
Kathi P. Seifert

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the “Compensation Discussion and Analysis,” which sets forth the objectives of SUPERVALU’s executive compensation and benefit program.

Because the Company had a 53rd week in fiscal 2009, base salary as reflected in this Summary Compensation Table reflects an additional week of pay. Annualized salaries for fiscal 2008 and fiscal 2009 are identical and reflect no increase in base salary for fiscal 2009.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-	Value and
						Equity	Non-
						Incentive	Qualified
						Plan	Deferred
				Stock	Option	Compen-	Compensation	All Other
Name and		Salary(1)	Bonus(2)	Awards(3)	Awards(3)	sation(4)	Earnings(5)	Compensation(6)
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	Total ($)

Jeffrey Noddle	2009	$1,163,844	$—	$2,928,135	$2,120,572	$—	$1,154,688	$83,199	$7,450,438
Chairman and	2008	1,130,608	—	2,531,951	2,672,922	1,301,047	1,668,314	73,963	9,378,805
Chief Executive Officer	2007	1,100,000	—	2,115,047	5,040,035	1,489,125	2,100,334	51,550	11,896,091
Michael L. Jackson	2009	686,024	—	321,190	1,635,389	—	266,810	16,884	2,926,297
President and	2008	662,828	150,000	289,875	1,695,452	304,900	327,718	13,823	3,444,596
Chief Operating Officer	2007	630,962	—	508,503	872,586	537,625	422,204	15,497	2,987,377
Pamela K. Knous	2009	676,224	—	327,528	658,043	—	109,110	14,897	1,785,802
Executive Vice President;	2008	646,378	—	222,208	1,552,523	407,489	88,954	15,416	2,932,968
Chief Financial Officer	2007	573,077	75,000	444,252	548,806	405,293	136,515	8,193	2,191,136
Duncan C. Mac Naughton	2009	509,615	469,200	617,015	263,684	—	—	38,825	1,898,339
Executive Vice President,	2008	486,538	707,974	945,182	171,277	313,535	—	52,198	2,676,704
Merchandising and Marketing(7)
Kevin H. Tripp	2009	560,577	527,850	614,571	235,463	—	—	33,563	1,972,024
Executive Vice President;	2008	543,269	796,472	937,239	171,277	366,825	—	50,040	2,865,122
President, Retail Midwest(7)

(1)	Amounts shown are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of salary under the Executive Deferred Compensation Plan described in “Compensation Discussion and Analysis.”

(2)	Amounts for fiscal 2009 for Mr. Mac Naughton and Mr. Tripp reflect a retention award provided to legacy Albertson’s executives to ensure their continued employment with the Company from the time of the Albertson’s acquisition. Other bonuses are paid under our annual cash incentive plan and, accordingly, amounts are reported under the Non-Equity Incentive Plan Compensation column of this table. The annual discretionary bonus pool, the Executive Personnel and Compensation Committee discretionary bonus and the annual cash incentive plan are described in “Compensation Discussion and Analysis.”

(3)	Stock and option awards are calculated in accordance with SFAS 123R on the same basis as used for financial reporting purposes for the fiscal year. Refer to Notes 1 and 11 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009 for our policy and assumptions made in the valuation of share-based payments. The amounts in these columns do not include estimated forfeitures.

(4)	Non-equity incentive plan compensation represents any awards earned in recognition of achievement of performance goals under the annual cash incentive plan.

(5)	This column represents both changes in pension value for the Named Executive Officers and above market interest earnings on deferred compensation. The changes in pension values were as follows: Mr. Noddle, $1,154,214 for fiscal 2009, $1,668,314 for fiscal 2008 and $2,100,334 for fiscal 2007; Mr. Jackson, $257,363 for fiscal 2009, $321,092 for fiscal 2008 and $411,727 for fiscal 2007; and Ms. Knous, $109,110 for fiscal 2009, $88,954 for fiscal 2008 and $136,515 for fiscal 2007. Mr. Mac Naughton and Mr. Tripp had no changes in their pension values. Mr. Noddle had above market interest earnings on deferred compensation of $474 for fiscal 2009. Mr. Jackson had above market interest earnings on deferred compensation of $9,447 for fiscal 2009, $6,625 for fiscal 2008 and $10,477 for fiscal 2007.

(6)	The following components comprise the amounts of “All Other Compensation” for the Named Executive Officers for fiscal 2009:

	401(k)	Life	Executive	Financial	Company	Tax
Name	Contributions	Insurance(a)	Physical	Planning	Aircraft(b)	Gross-Ups(c)	Total

Jeffrey Noddle	$14,812	$31,273	$3,188	$2,325	$26,148	$5,453	$83,199
Michael L. Jackson	13,903	1,003	1,978	—	—	—	16,884
Pamela K. Knous	9,209	988	—	4,700	—	—	14,897
Duncan C. Mac Naughton	20,064	744	10,381	4,375	—	3,261	38,825
Kevin H. Tripp	20,381	818	4,675	4,375	—	3,314	33,563

(a)	Represents premiums paid for current employee life insurance coverage under policies maintained by the Company for the benefit of the Named Executive Officer. This benefit is described in “Compensation Discussion and Analysis.”

(b)	We calculate the incremental cost to the Company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs. Since the corporate aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilot’s salaries, the purchase cost of the corporate aircraft and the cost of maintenance not related to trips. The Company does not permit personal use of the corporate aircraft for any executive or their spouse other than for Mr. Noddle and his spouse.

(c)	Tax reimbursements on income imputed to Mr. Noddle for use of the corporate aircraft for personal reasons or for reimbursements for travel costs for the officer’s spouse. The Company pays the cost of a spouse’s travel when the spouse attends Company or industry-related events where it is customary and expected that officers attend with their spouses. Tax reimbursements are paid to the officer when these travel costs are imputed as income, and therefore taxable, to the officer. Tax reimbursements were also provided to Mr. Mac Naughton and Mr. Tripp as part of their legacy Albertson’s financial planning benefit. That benefit was discontinued for all executives effective June 30, 2008.

(7)	Certain amounts related to stock awards for Mr. Mac Naughton and Mr. Tripp were overstated in the Company’s 2008 Proxy Statement for the Annual Meeting of Stockholders by $703,800 for Mr. Mac Naughton and $791,775 for Mr. Tripp. Those amounts have been corrected in this table.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2009

									All
									Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise		Grant
									Number of	Number of	or Base		Date Fair
			Estimated Future Payouts Under			Estimated Future Payouts			Shares of	Securities	Price of		Value of
			Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards(2)			Stock or	Underlying	Option		Stock and
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards		Option
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)		Awards

Jeffrey Noddle	5/28/08	5/28/08	$872,883	$1,745,766	$3,491,532	102,005	204,009	306,014		178,678	$35.00	(3)	$1,435,660
	5/28/08	5/28/08								178,678	35.00	(4)	1,425,000
Michael L. Jackson	5/28/08	5/27/08	343,012	686,024	1,372,048	29,778	59,556	89,334		85,000	35.00	(3)	682,967
Pamela K. Knous	5/28/08	5/27/08	338,112	676,224	1,352,448	23,479	46,958	70,437		85,000	35.00	(3)	682,967
Duncan C. Mac Naughton	5/28/08	5/27/08	254,808	509,615	1,019,230	19,148	38,296	57,444		60,000	35.00	(3)	482,094
Kevin H. Tripp	5/28/08	5/27/08	280,289	560,577	1,121,154	14,075	28,150	42,225		50,000	35.00	(3)	401,745

(1)	Represents range of possible awards under our annual cash incentive plan. The actual amount of the award earned for fiscal 2009 is presented in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The annual cash incentive plan is described above in “Compensation Discussion and Analysis.” The maximum amount reflects a payout of 200 percent of the target award.

(2)	Represents performance share units granted under our Long-Term Incentive Plan for the fiscal 2009-2010 performance period. The Long Term Incentive Plan is described in “Compensation Discussion and Analysis.” The maximum amount reflects a payout of 150 percent of the target award based on (1) a payout of 150 percent of the target award based on achieving or exceeding the maximum performance measures for return on invested capital.

(3)	Represents options granted under our 2007 Stock Plan. The options vest with respect to 20 percent of the shares on the date of grant and an additional 20 percent of the shares on each of the first, second, third and fourth anniversaries of the grant date.

(4)	Represents cash-settled SARs granted under our 2007 Stock Plan. The cash-settled SARs vest with respect to 20 percent of the SARs on the date of grant and an additional 20 percent of the SARs on each of the first, second, third and fourth anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT FEBRUARY 28, 2009

	Option Awards						Stock Awards
											Equity
										Equity	Incentive
										Incentive	Plan Awards:
										Plan	Market or
										Awards:	Payout
									Market	Number of	Value of
			Number of				Number of		Value of	Unearned	Unearned
	Number of		Securities				Shares or		Shares or	Shares,	Shares,
	Securities		Underlying				Units of		Units of	Units or	Units or
	Underlying		Unexercised				Stock		Stock that	Other	Other Rights
	Unexercised		Options (#)		Option	Option	Held that		have not	Rights that	that have
	Options (#)		Unexer-		Exercise	Expiration	have not		Vested(18)	have not	not Vested
Name	Exercisable		cisable		Price ($)	Date	Vested (#)		($)	Vested (#)	($)

Jeffrey Noddle	35,736	(1)	142,942	(1)	$35.00	5/28/2015	305,157	(19)	$4,763,501	—	$—
	42,832	(2)	64,247	(2)	48.64	6/1/2014	60,000	(20)	936,600
	196,893	(4)	—		30.73	5/26/2014	113,998	(23)	1,779,509
	174,892	(5)	116,594	(5)	29.58	6/2/2013
	68,070	(7)	—		29.31	5/29/2013
	1,942	(7)	—		29.31	5/29/2013
	1,998	(9)	—		18.99	5/29/2013
	210,326	(8)	—		18.99	5/29/2013
	200,000	(10)	50,000	(10)	32.71	6/15/2012
	200,000	(11)	—		30.08	5/30/2012
	177,607	(7)	—		29.31	6/26/2011
	110,835	(7)	—		33.27	6/26/2011
	50,000	(12)	—		19.00	6/29/2010
	101,652	(7)	—		33.27	3/14/2010
	774	(7)	—		33.27	3/14/2010
	60,000	(13)	—		20.69	4/6/2009

Totals:	1,633,557		373,783				479,155		$7,479,610	—	$—
Michael L. Jackson	17,000	(1)	68,000	(1)	35.00	5/28/2015	40,000	(20)	$624,400	—	$—
	30,000	(3)	45,000	(3)	43.59	4/20/2014	31,413	(23)	490,357
	41,859	(7)	—		46.01	4/7/2014
	13,000	(14)	—		29.90	4/7/2014
	48,000	(15)	32,000	(15)	29.18	4/20/2013
	16,523	(7)	—		46.01	4/9/2013
	28,017	(7)	—		32.16	4/9/2013
	60,000	(10)	15,000	(10)	32.71	6/15/2012
	39,084	(7)	—		46.01	4/10/2012
	56,000	(16)	14,000	(16)	33.46	4/6/2012
	4,242	(7)	—		34.03	6/27/2011
	15,383	(7)	—		32.16	6/27/2011
	1,953	(6)	—		32.16	6/27/2011
	6,763	(7)	—		32.16	3/14/2010
	4,039	(7)	—		34.03	3/14/2010
	7,981	(7)	—		34.03	10/13/2009
	15,635	(7)	—		34.03	4/6/2009

Totals:	405,479		174,000				71,413		$1,114,757	—	$—
Pamela K. Knous	17,000	(1)	68,000	(1)	35.00	5/28/2015	5,000	(21)	$78,050	—	$—
	30,000	(3)	45,000	(3)	43.59	4/20/2014	30,000	(20)	468,300
	41,470	(7)	—		46.98	4/7/2014	31,160	(23)	486,408
	13,000	(14)	—		29.90	4/7/2014
	42,000	(15)	28,000	(15)	29.18	4/20/2013
	7,209	(7)	—		46.98	4/9/2013
	8,129	(7)	—		34.16	4/9/2013
	8,152	(7)	—		33.93	4/9/2013
	6,034	(7)	—		31.80	4/9/2013
	10,887	(7)	—		30.62	4/9/2013
	46,481	(7)	—		46.98	4/10/2012
	56,000	(16)	14,000	(16)	33.46	4/6/2012
	70,816	(7)	—		30.46	3/14/2010
	39,134	(7)	—		33.93	4/6/2009

Totals:	396,312		155,000				66,160		$1,032,758	—	$—
Duncan C. Mac Naughton	12,000	(1)	48,000	(1)	$35.00	5/28/2015	8,698	(22)	$135,776	—	$—
	15,220	(17)	—		26.96	12/16/2014	20,267	(23)	316,368
	20,000	(3)	30,000	(3)	43.59	4/20/2014

Totals:	47,220		78,000				28,965		$452,144	—	$—
Kevin H. Tripp	10,000	(1)	40,000	(1)	$35.00	5/28/2015	8,698	(22)	$135,776	—	$—
	20,000	(3)	30,000	(3)	43.59	4/20/2014	20,267	(23)	316,368
	33,983	(17)	—		58.85	6/24/2009

Totals:	63,983		70,000				28,965		$452,144	—	$—

(1)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of May 28, 2008, May 28, 2009, May 28, 2010, May 28, 2011 and May 28, 2012.

(2)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of June 1, 2007, June 1, 2008, June 1, 2009, June 1, 2010 and June 1, 2011.

(3)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of April 20, 2007, April 20, 2008, April 20, 2009, April 20, 2010 and April 20, 2011.

(4)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of May 26, 2004, May 26, 2005, May 26, 2006, May 26, 2007 and May 26, 2008.

(5)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of June 2, 2006, June 2, 2007, June 2, 2008, June 2, 2009 and June 2, 2010.

(6)	Represents a “reload” stock option granted under the SUPERVALU/Richfood Stock Incentive Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(7)	Represents a “reload” stock option granted under our 2002 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(8)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of May 29, 2003, May 29, 2004, May 29, 2005, May 29, 2006 and May 29, 2007.

(9)	This incentive stock option vested at the rate of 20 percent per year, with vesting dates of May 29, 2003, May 29, 2004, May 29, 2005, May 29, 2006 and May 29, 2007.

(10)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of June 15, 2005, June 15, 2006, June 15, 2007, June 15, 2008 and June 15, 2009.

(11)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of May 30, 2002, May 30, 2003, May 30, 2004, May 30, 2005 and May 30, 2006.

(12)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of June 29, 2000, June 29, 2001, June 29, 2002, June 29, 2003 and June 29, 2004.

(13)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of April 6, 1999, April 6, 2000, April 6, 2001, April 6, 2002 and April 6, 2003.

(14)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of April 7, 2004, April 7, 2005, April 7, 2006, April 7, 2007 and April 7, 2008.

(15)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of April 20, 2006, April 20, 2007, April 20, 2008, April 20, 2009 and April 20, 2010.

(16)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of April 6, 2005, April 6, 2006, April 6, 2007, April 6, 2008 and April 6, 2009.

(17)	This non-qualified stock option was issued under the Albertson’s, Inc. Amended and Restated 1995 Stock Based Incentive Plan prior to the Albertson’s merger. At the time of the merger, the options became fully vested.

(18)	The amounts shown in this column are calculated using a per share value of $15.61, the closing market price of a share of our common stock on February 27, 2009 (the last trading day preceding the last day of our 2009 fiscal year).

(19)	Represents a special restricted stock unit grant to Mr. Noddle to retain his services and maintain his continued leadership of the Company, including integrating the new enterprise following completion of the Albertson’s merger. Subject to adjustment and certain performance conditions set forth in the award agreement and

Mr. Noddle’s continued employment, the restricted stock units will vest over a period of five years from the grant date, on a cumulative basis as follows: up to 25 percent of the total award on October 12, 2009, up to 50 percent of the total award on October 12, 2010 and up to 100 percent of the total award on October 12, 2011 (subject to extension to December 31, 2011 as provided in the award agreement). The number of shares that vest on each vesting date will be reduced if the Company’s average stock price for the 90 days immediately preceding such vesting date is lower than $32.77 (the average of the opening and closing price for our common stock on the grant date), although shares that do not vest as a result of this provision may vest on any subsequent vesting date to the extent that the Company’s average stock price for the 90 days immediately preceding such vesting date is greater than $32.77. The final installment representing one-half of the award is also contingent on Mr. Noddle’s development and delivery of an acceptable succession plan to our Board of Directors. Any shares that have not vested by December 31, 2011, the last possible vesting date if the agreement is extended, are subject to forfeiture. The restricted stock units do not pay dividends.

(20)	Represents grants of restricted stock units provided for executive retention purposes under our 1993 and 2002 Stock Plans. Following vesting, the units are paid out in shares of SUPERVALU stock upon the later to occur of a specified age of the executive, one year following retirement or termination or 30 days following death, provided non-competition provisions of the award agreement are adhered to between the vesting and payout dates.

For Mr. Noddle, the restricted stock units became 71 percent vested in June 2002, 86 percent vested in June 2003 and 100 percent vested in June 2004. The age and retirement dates are 60 and June 2006.

For Mr. Jackson, the restricted stock units became 71 percent vested in April 2008, and will become 86 percent vested in April 2009 and 100 percent vested in April 2010. The age and retirement dates are 60 and December 2011.

For Ms. Knous, the restricted stock units became 71 percent vested in June 2005, 86 percent vested in June 2006 and 100 percent vested in June 2007. The age and retirement dates are 57 and March 2011.

(21)	Represents a restricted stock award in recognition of the Named Executive Officer’s performance in connection with the Albertson’s merger under our 2002 Stock Plan. The restricted stock award vests in full on April 18, 2009. Dividends are paid on the restricted stock.

(22)	Represents grants issued under the Albertson’s Inc. 2004 Equity and Performance Incentive Plan prior to the Albertson’s merger. The restricted stock units have vested and will vest at a rate of 25 percent per year with vesting dates of January 26, 2007, January 26, 2008, January 26, 2009 and January 26, 2010. Dividends are paid on the restricted stock.

(23)	Represents shares of restricted stock earned under performance share awards for the fiscal 2007 — 2008 performance period that were granted under our long-term incentive plan. The restricted stock vests in full on March 2, 2009. Dividends are paid on the restricted stock.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2009

	Option Awards		Stock Awards
	Number of	Value	Number of		Value
	Shares Acquired on	Realized on	Shares Acquired on		Realized on
Name	Exercise (#)	Exercise ($)	Vesting(1) (#)		Vesting(2) ($)

Jeffrey Noddle	—	—	—		—
Michael L. Jackson	—	—	—		—
Pamela K. Knous	—	—	—		—
Duncan C. Mac Naughton	—	—	24,562	(1)	718,384
Kevin H. Tripp	—	—	26,545	(1)	787,511

(1)	These shares represent (a) vesting of restricted stock units granted prior to the Albertson’s merger and (b) vesting of a restricted stock award granted in lieu of change in control agreements with Albertson’s.

(2)	Amounts reflect the market value of the Company’s common stock on the day the stock vested, determined by multiplying the number of shares acquired on vesting by the closing sales price for the Company’s common stock on the NYSE on the vesting date.

PENSION BENEFITS

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During
		Service	Benefit(3)	Last Fiscal
Name	Plan Name(1)	(#)(2)	($)	Year ($)

Jeffrey Noddle(4)	Qualified Retirement Plan	30	$874,542	$—
	SERP	30	10,462,343	—
	EDCP	—	—	—
Michael L. Jackson(5)	Qualified Retirement Plan	23.92	421,130	—
	Excess Benefits Plan	23.92	1,680,730	—
	EDCP	23.92	159,016	—
	Excess Benefits Plan Make Up	5.08	356,858
Pamela K. Knous(6)	Qualified Retirement Plan	10.33	183,046	—
	Excess Benefits Plan	10.33	662,244	—
	EDCP	—	—	—
Duncan C. Mac Naughton	—	—	—	—
Kevin H. Tripp	—	—	—	—

(1)	We maintain the following programs to provide retirement income to the Named Executive Officers: the SUPERVALU INC. Retirement Plan (the “Qualified Retirement Plan”), the SUPERVALU INC. Nonqualified Supplemental Executive Retirement Plan (the “SERP”), the SUPERVALU INC. Excess Benefits Plan (the “Excess Benefits Plan”) and the SUPERVALU INC. Executive Deferred Compensation Plan (the “EDCP”). Each of these plans is discussed below.

(2)	The Qualified Retirement Plan, which was frozen effective December 31, 2007, caps years of credited service at 30 years. Years of credited service were also frozen effective December 31, 2007.

(3)	The calculation of present value of accumulated benefit assumes: (a) a measurement date of February 28, 2009; (b) a discount rate of 7.35 percent; (c) an assumed retirement at age 62 (earliest unreduced retirement age); (d) a single life annuity form of payment; (e) the use of the RP-2000 Combined Healthy Mortality Table (projected to 2017); and (f) no pre-retirement decrements.

(4)	Mr. Noddle is currently eligible for early retirement under the Qualified Retirement Plan and the SERP. Mr. Noddle has elected a lump sum distribution at retirement under the SERP.

(5)	Mr. Jackson is currently eligible for early retirement under the Qualified Retirement Plan and the Excess Benefits Plan. Mr. Jackson has elected a lump sum distribution at retirement under the Excess Benefits Plan for amounts credited to his account after calendar 2004. For amounts credited prior to calendar 2005, Mr. Jackson has elected a 10-year installment.

(6)	Ms. Knous has elected a lump sum distribution at retirement under the Excess Benefits Plan.

Mr. Noddle participates in the Qualified Retirement Plan and the SERP. Mr. Jackson and Ms. Knous each participate in the Qualified Retirement Plan and the Excess Benefits Plan. Mr. Mac Naughton and Mr. Tripp are not eligible to participate in the Qualified Retirement Plan, the SERP or the Excess Benefits Plan. The SERP and the Excess Benefits Plan were designed to restore the loss of qualified retirement plan benefits due to the Internal Revenue Service limits on compensation and benefits and, in addition, the SERP was designed to restore the loss of qualified retirement plan benefits due to a change in the formula required by statute in 1989. In addition, Named Executive Officers may also defer compensation under the EDCP as described in this Proxy Statement.

SUPERVALU INC. Retirement Plan

To participate in the Qualified Retirement Plan, an employee must have one year of service with the Company during which 1,000 hours of service were completed and be at least age 21. Union employees are not covered unless a collective bargaining agreement provides for coverage in the plan. Accrued benefits under the Qualified Retirement Plan are one percent of final average compensation times credited service (not to exceed 30 years) plus 0.4 percent of final average compensation in excess of covered compensation times credited years of service (not to exceed 30 years). Final average compensation is defined as the highest five consecutive complete plan years of compensation. Elements of compensation include base pay and bonus pay, less any deferrals under nonqualified deferred compensation plans. Credited service are years during which the participant completed at least 1,000 hours of service. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan. However, vesting service will continue to be counted until separation and compensation will be recognized under the Qualified Retirement Plan through December 31, 2012.

There are six optional distribution forms under the Qualified Retirement Plan: single life annuity, which is payable for the lifetime of the participant only; 5, 10 and 15 year term certain annuities, which are payable for the lifetime of the participant with a guaranteed stream of benefits payable to the named beneficiary if the participant dies before the end of the guaranteed term; and 50 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant’s annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime. Lump sums are also available to certain limited participant groups. These distribution options are elected and payable at early or normal retirement.

Certain former Albertson’s pension plans in which benefit accruals for all nonunion employees were previously frozen have been merged into the Qualified Retirement Plan. The frozen accrued benefits for merged participants are determined under the formulas in the merged plans, and distributions to such participants are made under the normal and optional distribution forms in the Qualified Retirement Plan.

SUPERVALU INC. Nonqualified Supplemental Executive Retirement Plan

The SERP was designed to restore the loss of qualified retirement plan benefits due to statutory limits on benefits and compensation in such plans and to restore the loss of any qualified retirement plan benefits due to the change in the benefit formula in that plan on February 26, 1989. Participation in this plan is limited to employees who satisfy the following requirements: (1) born before March 1, 1952; (2) have at least 15 years of credited service; (3) are a highly compensated employee (as defined under Section 414(q) of the Code) at separation; and (4) on February 26, 1989 were actively employed by SUPERVALU and were participants in the Qualified Retirement Plan. Accrued benefits are determined as the greater of the current qualified retirement plan benefit formula compared to the SERP formula of 1.7 percent of final average compensation times credited service (not to exceed 30 years) minus the sum of (A) 0.1 percent of final average compensation in excess of $75,000 times credited service (not to exceed 30 years) and (B) 1/30th of the participant’s approximate social security benefit times credited service (not to exceed 30 years) minus the dollar amount of the benefit payable from the Qualified Retirement Plan. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under the SERP. However, vesting service will continue to be recognized until separation and compensation will continue to be recognized under the Qualified Retirement Plan and, indirectly, under the SERP, through December 31, 2012.

There are nine basic distribution forms under the SERP: single life annuity, which is payable for the lifetime of the participant only; 10 and 15 year term certain and life annuities, which are payable for the lifetime of the participant with a guaranteed stream of benefits payable to the named beneficiary if the participant dies before the end of the guaranteed term; and 50 percent, 67 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant’s annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime; lump sum; and equal annual installments over a five or ten year period. Participants who do not file timely distribution elections receive payment in the form of a single lump sum.

Distribution of benefits occurs at the election of the participant: (a) within 30 days of separation from service; (b) during the month of March following separation from service; (c) during the month of March following the later of age 55 or separation from service; (d) during the month of March following the later of age 62 or separation from service; (e) during the month of March following the later of age 65 or separation from service; or (f) within 30 days following the later of a specific date or separation from service. Participants who do not file a timely election will receive distribution during the March following separation from service. If distribution is being made to a “key employee”, the portion of the participant’s benefit attributable to benefits accrued after December 31, 2004, will be delayed for 6 months following separation from service. A “key employee” is any officer of the Company.

SUPERVALU INC. Excess Benefits Plan

The Excess Benefits Plan was designed solely to restore the loss of qualified retirement plan benefits due to statutory limits on benefits and compensation in such plans. Participation in this plan is limited to employees who satisfy the following requirements: (1) have a benefit in a qualified plan that is reduced by statutory limits; (2) are not covered under the SERP; and (3) are selected for participation by the Committee. Accrued benefits are the additional amount that would have been paid from the qualified plans but for the statutory limits. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under the Excess Benefits Plan. However, vesting service will continue to be recognized until separation and compensation will continue to be recognized under the Qualified Retirement Plan and, indirectly, under the Excess Benefits Plan, through December 31, 2012.

There are seven basic distribution forms under the Excess Benefits Plan: single life annuity, which is payable for the lifetime of the participant only; 50 percent, 67 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant’s annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime; lump sum; and annual installments over a five or ten year period. Participants who do not file timely distribution elections receive payment in the form of a single lump sum.

Distribution of benefits occurs at the election of the participant: (a) within 30 days of separation from service; (b) during the month of March following separation from service; (c) during the month of March following the later of age 62 or separation of service; or (d) during the month of March following the later of age 65 or separation from service. Participants who do not file a timely election will receive distribution during the March following separation from service. If distribution is being made to a “key employee” (as defined above), the portion of the participant’s benefit attributable to benefits accrued after December 31, 2004, will be delayed for 6 months following separation.

SUPERVALU INC. Executive Deferred Compensation Plan (Pension Make-Up Benefit)

Executives who defer the receipt of pay under the EDCP may have reduced qualified defined benefit retirement plan benefits and related non-qualified supplemental retirement benefits. To make up this loss in defined benefit retirement plan benefits, the EDCP contains a make-up provision to determine and to pay an amount representing the additional benefit that would have been payable under those plans if there had been no deferrals under the EDCP. This make-up benefit is determined by commuting this additional benefit to a lump sum that is deposited in the participant’s EDCP account at retirement and then distributed in the following plan year on or about March 1 as a single payment. For this make-up computation, accrued benefits are determined using the Qualified Retirement Plan benefit formula as if there had been no reductions in final average pay due to deferrals. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under this make-up provision of the EDCP. However, additional vesting service continues to be counted until separation and compensation continues to be recognized under the Qualified Retirement Plan and, indirectly, under this make-up provision of the EDCP, through December 31, 2012. If a distribution is to be made to a “key employee” (as defined above), the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service.

Special Excess Benefits Plan Credit (Excess Makeup Benefit)

The Company and Mr. Jackson entered into an agreement regarding the 23.92 years of his service in positions for which he accrued benefits under the Qualified Retirement Plan and which were taken into account under the Excess Benefits Plan (the “DB Plans”). However, 5.08 years of his employment service was in positions for which he did not accrue benefits under the Qualified Retirement Plan or the Excess Benefits Plan (“Regional Service”). The Company agreed to grant to Mr. Jackson a special credit which takes into account his Regional Service. The amount of this special credit is the incremental difference of the actual Excess Benefits Plan benefit based on 23.92 years of credited service and a modified Excess Benefits Plan benefit based on 29.00 years of credited service determined at the earlier of Jackson’s separation from the Company or December 31, 2012. The present value of the special credit will be converted to a single sum, as of the same date, and will be credited to his restoration account under the EDCP and will be distributed in accordance to the rules under the EDCP.

NONQUALIFIED DEFERRED COMPENSATION(1)

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions	Contributions	in Last	Withdrawals/	Balance at
	in Last Fiscal	in Last Fiscal	Fiscal	Distributions	Last Fiscal
Name	Year ($)(2)	Year ($)(3)	Year ($)(4)	($)	Year End ($)

Jeffrey Noddle	$—	$114,729	$29,888	$—	$668,446
Michael L. Jackson	100,962	64,608	130,088	—	2,430,717
Pamela K. Knous	—	43,599	37	—	43,636
Duncan C. Mac Naughton	—	175,253	(51,113)	—	234,574
Kevin H. Tripp	—	202,598	(118,207)	—	204,724

(1)	The Company offers eligible participants the opportunity to participate each year in the current executive nonqualified deferred compensation plan. Other inactive nonqualified compensation plans also exist and are governed by the respective rules which existed while they were active. The contributions for Mr. Jackson are also included in the Summary Compensation Table. The registrant contributions and aggregate earnings are not included in the Summary Compensation Table.

(2)	Contributions credited in fiscal 2009 include deferrals on base salary earned during parts of calendar 2008 and calendar 2009.

(3)	Because of limitations on the annual compensation that can be taken into account under the 401(k) Plan, participants received an additional contribution by the Company for their 2008 EDCP deferrals and contributed this restoration to a participant account in 2009 as if there were no income limitations for a Company match or profit sharing contribution under the 401(k) Plan.

(4)	Earnings for the current and inactive plans are determined based on a combination of a fixed percentage rate as well as variable interest rate methodologies based on current account balances.

SUPERVALU INC. Executive Deferred Compensation Plan

In addition to the “make-up” feature described previously, the EDCP provides that an eligible executive can elect to defer between 5% and 50% of base salary and between 5% and 100% of annual incentive salary. A new deferral election can be made before the beginning of each calendar year and is effective for that calendar year as to base salary and for the fiscal year that begins in that calendar year as to incentive salary. The amount deferred for a year is credited to an unfunded bookkeeping account for that year and that account is credited from time to time with interest at a rate determined by reference to Moody’s Corporate Average Bond Index for the year ending in the October preceding the calendar year. With each deferral election, the employee also makes an election of (i) whether the account for that year will be distributed in a lump sum or in 5, 10 or 15 annual installments and (ii) the time when distribution of that year’s account will be paid in a lump sum or commenced in installments (either a specified date or upon separation from service). SUPERVALU may, in its discretion, credit additional amounts to a participant’s account. If distribution is to be made to a “key employee” (as defined above), the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service. Subject to limited exceptions, all amounts are

100% nonforfeitable at all times. If distribution is to be made to a “key employee” (as defined above), distribution will be delayed for six months following separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that would be paid to each of the Named Executive Officers in the event of termination of such executive’s employment under several different circumstances. The amounts shown assume that such termination was effective as of the last day of the last completed fiscal year, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from SUPERVALU.

For purposes of calculating the estimated potential payments to our Named Executive Officers under the SERP and Excess Benefits Plan, we have used the actuarial factors and assumptions set forth in the plan documents.

Potential Payments and Benefits upon Termination Absent a Change of Control

The first column of the table below sets forth the payments to which each Named Executive Officer would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a qualified retirement. The second and third columns of the table reflect payments that would be due in the event of the Named Executive Officer’s termination of employment due to death or disability prior to a change of control of SUPERVALU. In any of these events, we are not obligated to provide any special severance payments, health or welfare benefits or tax gross-ups to the Named Executive Officers. Mr. Noddle and Mr. Jackson meet the age and service requirements for retirement and, therefore, accelerated vesting of equity awards would occur upon death, disability or retirement.

Name	Retirement	Death	Disability

Jeffrey Noddle	$0	$1,598,639	$0
Michael L. Jackson	0	942,312	0
Pamela K. Knous	486,408	1,415,259	486,408
Duncan C. Mac Naughton	316,368	1,016,368	316,368
Kevin H. Tripp	316,368	1,086,368	316,368

Long term disability payments would be provided to the Named Executive Officers on a monthly basis for a term that varies based on individual circumstances, while a life insurance payout would be made as a single cash payment to the beneficiary. All other payouts are made as previously described under the Pension Benefits Table above.

Potential Payments and Benefits upon Termination Following, or in Connection with, a Change of Control

SUPERVALU Change of Control Agreements

We have entered into change of control agreements with certain of our executives and other employees, including all of the Named Executive Officers.

In general, these agreements entitle the Named Executive Officers to receive a lump sum cash payment if the executive’s employment is terminated (other than for cause or disability, as defined in the agreements) within two years after or in anticipation of a change of control (as defined in the agreements). In addition, Mr. Noddle is entitled to receive this payment if he terminates his employment for any reason during the seventh month following a change of control.

The lump sum cash payment is equal to a multiple of three times the Named Executive Officer’s annual base salary, annual bonus (calculated in accordance with the agreements) and the value of the Named Executive Officer’s annual perquisites. Each Named Executive Officer would also receive a lump sum retirement benefit equal to the present value of the additional qualified pension plan benefits the executive would have accrued under the plan absent the early termination. Generally, the Named Executive Officer would also be entitled to continued family medical, dental and life insurance coverage until the earlier of 36 months after termination or the commencement of comparable coverage with a subsequent employer. Each agreement includes a covenant not to compete with SUPERVALU. Due to the possible imposition of excise taxes on the payments, the agreements also provide that the severance benefits payable to a Named Executive Officer will be increased by an amount equal to the excise tax imposed on such payments.

On April 25, 2009, the Executive Personnel and Compensation Committee approved a new form of change of control agreement and severance plan for our Named Executive Officers, as further described in the “Compensation Discussion and Analysis” in the section entitled “Executive Change of Control Policy.”

SUPERVALU Equity Compensation Plans

Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change of control of SUPERVALU. These enhanced benefits include immediate vesting of stock options, performance shares, restricted stock and restricted stock unit awards. The Named Executive Officers and other executive officers also hold limited stock appreciation rights, granted in tandem with stock options that would become immediately exercisable upon a change of control, and allow the executive to receive cash for the bargain element in the related stock option. Under our executive deferred compensation plans, benefits payable upon termination may be increased by 30 percent to compensate the Named Executive Officer for any excise tax liability incurred following a change of control. Our retirement plans provide for full vesting if employment terminates under specified circumstances within two years following a change of control. Additionally, the Qualified Retirement Plan provides that if it is terminated within five years following a change of control, any excess plan assets will not revert to the Company and will be used for the benefit of certain plan participants.

We may set aside funds in an irrevocable grantor trust to satisfy our obligations arising from certain of our benefit plans. Funds will be set aside in the trust automatically upon a change of control. The trust assets would remain subject to the claims of our creditors.

POTENTIAL PAYMENTS TABLE

The table below sets forth the amounts each Named Executive Officer would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of their employment by SUPERVALU, without cause or by the Named Executive Officer, for good reason following or in connection with a change in control of SUPERVALU. For purposes of calculating the estimated potential payment to each Named Executive Officer, with respect to the pension differential under the change in control agreements, as reflected in the table below, we have used the actuarial factors and assumptions set forth in the plan documents, including an immediate discount rate based on a three-segment interest rate curve of 5.44% for the 0 to 5 year segment, 5.95% for the 5 to 20 year segment and 5.41% for the 21 or more year segment and assuming a lump sum payment of the pension differential. These amounts do not include pension benefits described in the Pension Benefits Table and the other retirement benefits described following the Pension Benefits Table.

	Jeffrey	Michael L.	Pamela K.	Duncan C.	Kevin H.
	Noddle	Jackson	Knous	Mac Naughton	Tripp

Base salary	$3,425,655	$2,019,240	$1,990,395	$1,500,000	$1,650,000
Bonus	5,138,483	2,019,240	1,990,395	1,500,000	1,650,000
Accelerated vesting of equity awards(1)	7,948,081	1,108,076	1,219,422	914,168	755,789
Health and welfare benefits	504,047	257,501	188,990	114,109	140,458
401(k) payment	192,693	90,866	89,568	67,500	74,250
Pension valuation differential	—	1,090,424	651,071	—	—
Perquisites	225,532	73,242	80,447	104,050	92,092
Excise/income tax gross-up	—	—	—	—	—

Total	$17,434,491	$6,658,589	$6,210,288	$4,199,827	$4,362,589

(1)	The stock option value is calculated by multiplying the number of unvested shares by the difference between the grant price and the closing stock price on February 27, 2009 ($15.61), the last trading day before our 2009 fiscal year end.

Definitions under SUPERVALU Change of Control Agreements

A change of control generally includes the occurrence of any of the following events or circumstances:

•	the acquisition of 20 percent or more of the outstanding shares of SUPERVALU or the voting power of the outstanding voting securities of SUPERVALU, other than any acquisition from or by SUPERVALU or any SUPERVALU-sponsored employee benefit plan;

•	consummation of a merger or other business combination of SUPERVALU or sale of substantially all of the assets of SUPERVALU, unless following such transaction SUPERVALU’s historic shareholders retain at least 60 percent ownership of the surviving entity;

•	a change in our Board’s composition within any 24-month period such that a majority of the Board’s members does not include those who were members at the date of the beginning of the employment period; or

•	a determination by a majority of our Board that a change of control has occurred.

Cause generally means the willful and continued failure of the officer to substantially perform his or her duties, the conviction of a felony, the willful engaging in gross misconduct that is materially and demonstrably injurious to SUPERVALU or personal dishonesty that results in substantial personal enrichment. Good reason generally means the annual base salary or highest annual bonus are reduced, the duties and responsibilities or the program of incentive compensation are materially and adversely diminished, the forced relocation of more than 45 miles or the significant increase in travel obligations, the failure to provide for the assumption of the agreement by any successor entity or, for Mr. Noddle, the termination of employment for any reason during the seventh month following the change of control.

On April 25, 2009, the Executive Personnel and Compensation Committee approved a new form of change of control agreement and severance plan for our Named Executive Officers, as further described in the “Compensation Discussion and Analysis” in the section entitled “Executive Change of Control Policy.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of the following non-employee directors: Garnett L. Keith, Jr. (Chairperson), A. Gary Ames, Irwin Cohen, Marissa T. Peterson, Steven S. Rogers and Kathi P. Seifert. All of the members of the Audit Committee are independent directors under the New York Stock Exchange listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Mr. Cohen qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board of Directors, which is evaluated annually. The charter of the Audit Committee is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” The Audit Committee selects, evaluates and, where deemed appropriate, replaces SUPERVALU’s independent registered public accountants. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except for certain de minimus amounts.

Management is responsible for SUPERVALU’s internal controls and the financial reporting process. SUPERVALU’s independent registered public accountants are responsible for performing an audit of SUPERVALU’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed SUPERVALU’s audited financial statements for fiscal 2009 and has met and held discussions with management and KPMG LLP, the independent registered public accountants. Management represented to the Audit Committee that SUPERVALU’s consolidated financial statements for fiscal 2009 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with KPMG. The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning its independence, and the Audit Committee discussed with KPMG the accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SUPERVALU’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009, filed with the SEC.

The Audit Committee also considered whether non-audit services provided by KPMG during fiscal 2009 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Garnett L. Keith, Jr., Chairperson
A. Gary Ames
Irwin Cohen
Marissa T. Peterson
Steven S. Rogers
Kathi P. Seifert

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES

The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by SUPERVALU’s independent registered public accountants. A copy of this policy can be found in the Audit Committee’s charter which is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Chairperson of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During fiscal 2009 and 2008, KPMG provided various audit, audit-related and tax services to SUPERVALU. The Audit Committee pre-approved all audit services, audit-related services and tax services provided by KPMG in fiscal 2009 and 2008. The following table presents fees for professional services charged by KPMG to SUPERVALU by type and amount for fiscal 2009 and 2008.

	2009(3)	2008(4)
	($ in thousands)

Audit fees	$5,242	$5,229
Audit-related fees(1)	3,698	1,091

Total audit and audit related fees	8,940	6,320
Tax fees(2)	100	57
All other fees	—	—

Total fees	$9,040	$6,377

(1)	Audit-related fees consist principally of fees for audits of financial statements of certain employee benefit plans and audits of the financial statements of certain businesses and subsidiaries.

(2)	Tax fees consist of fees for tax consultation services.

(3)	Fees for 2009 are estimates.

(4)	Fees for 2008 reflect final amounts billed.

PROPOSAL TO RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (ITEM 2)

The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accountants for the fiscal year ending February 27, 2010. Stockholder ratification of the appointment of KPMG as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accountants, may in its discretion, direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of SUPERVALU and its stockholders.

A representative of KPMG will be present at the Annual Meeting with the opportunity to make a statement and to respond to questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of KPMG LLP as independent registered public accountants.

STOCKHOLDER PROPOSAL REGARDING DRUGSTORE TOBACCO SALES (ITEM 3)

William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Fund, owner of 736,992 shares of SUPERVALU common stock, has notified us that he intends to present the following proposal at the Annual Meeting. The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal. As required by the rules of the SEC, the text of the resolution and the supporting statement are included below exactly as submitted.

WHEREAS, SUPERVALU Inc., is one of the nation’s largest retailers of prescription drugs, with over 2,400 stores in the United States, and

WHEREAS, SUPERVALU also sell cigarettes and other tobacco products, and

WHEREAS, cigarette smoking is a leading cause of illness and premature death in the United States, and

WHEREAS, a number of governmental jurisdictions in the US and abroad have banned sales of tobacco products in pharmacies, or are considering legislation to do so, and

WHEREAS, several major prescription drug retailers have already banned sales of tobacco products in their retail outlets,

THEREFORE, shareholders request that the Board of Directors prepare a report to be made available to shareholders by November 30, 2009, on how the company is responding to rising regulatory, competitive and public pressures to halt sales of tobacco products. This report shall be prepared at reasonable cost and contain no proprietary or confidential information.

Board of Directors’ Statement in Opposition of the Proposal

The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

SUPERVALU operates a diverse portfolio of retail formats across the United States. SUPERVALU’s business model is designed to meet the demands of our customers by providing them with a wide variety of quality products and services at reasonable prices. It is not SUPERVALU’s role to make purchasing decisions for our customers nor do we dictate what products our customers should purchase.

SUPERVALU complies with all local, state and federal regulations regarding the sale of tobacco. Additionally, the Company has implemented measures to ensure that tobacco products are not sold to customers under the age of 18. For example, tobacco products are sold either at the Customer Service counters or from locked cases in our stores requiring the assistance of a customer service representative to gain access. Tobacco products are not available for customers to obtain from the shelf on their own. The Company also participates in the national “We Card” program, which is the Coalition for Responsible Tobacco Retailing’s program to educate and train retailers on preventing underage tobacco sales. The program provides training and educational tools to help retailers teach employees to ask for IDs, detect fake IDs, and properly use age verification tools. The program also provides point of sale materials such as age verification calendars, decals and other signage that can help educate both retail employees and customers about tobacco laws. Further, the Company utilizes age verification equipment, so that each time a tobacco product is scanned, the checker is alerted to ask for identification and enter a birthdate to ensure the customer is of legal age to purchase the product. Training and/or re-training is conducted annually, at a minimum, and periodic memos are sent to stores at peak times, such as holidays, to remind associates to be extra careful about checking identification during these times.

For those customers who want to quit using tobacco products, SUPERVALU carries various products to aid our customers. Furthermore, SUPERVALU pharmacists are trained and available to play a role in educating and supporting customers who want to quit using tobacco products.

In addition to these resources, SUPERVALU provides customers with nutritional and other health information to help them make wise choices about the products they purchase. For example, SUPERVALU recently launched “nutrition iQ,” a unique nutrition information program that uses established U.S. Food and Drug Administration Nutrient Content Claims as a framework to determine the nutritional benefits of items that pass a set of qualifying criteria and are, at a base level, healthier for consumers. Products meeting the threshold criteria are then further evaluated to identify their top nutritional benefits, which are prominently displayed for consumers on color-coded nutrition iQ shelf tags. The program makes smart eating and healthy living easier for consumers by providing a “better-for-you-cue” right at the store shelf to help them make informed food choices.

SUPERVALU prides itself in providing a wide variety of products and services to meet its’ customers varied needs and desires. Such services include medical therapy management, immunizations, diabetic and nutritional counseling and wellness programs.

For the foregoing reasons, the Board of Directors believes that this stockholder proposal is not in the best interests of SUPERVALU or in the best interests of our stockholders. Therefore, the Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

STOCKHOLDER PROPOSAL REGARDING SAY ON PAY (ITEM 4)

Gerald R. Armstrong of 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, owner of 350 shares of SUPERVALU common stock, has notified us that he intends to present the following proposal at the Annual Meeting. The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal. As required by the rules of the SEC, the text of the resolution and the supporting statement are included below exactly as submitted.

RESOLUTION

That the shareholders of SUPERVALU INC. request its Board of Directors to adopt a policy that provides shareholders the opportunity, at each annual meeting, to vote on an advisory resolution, prepared by management, to ratify the compensation of named executive officers listed in the proxy statement’s Summary Compensation Table.

The proposal submitted to shareholders should clearly state that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officer.

STATEMENT

As a shareholder, I am concerned about the levels of compensation afforded our top management at times when these people were possibly only in the “right place” at the “right time” rather than building a greater base for profitable operations in the future. Inflation is a great contributor to the increased prices and profits of SUPERVALU but our highly paid management had nothing to do with it while obviously being rewarded for its contribution to the bottomline.

The following table summarizes increases in compensation paid our executives:

	2008	2007	2004

Jeffrey Noddle	$9,378,805	$11,896,091	$2,286,144
Michael Jackson	3,444,596	2,987,377	1,509,805
Pamela Knous	2,932,968	2,191,136	867,100
Duncan MacNaughton	3,380,504	N/L	N/L
Kevin Tripp	3,656,897	N/L	N/L

It is apparent that compensation has compensation has more than doubled for the time period shown but there is no guarantee that compensation has been paid for work of lasting value. Prices of SUPERVALU shares, in the last year, have spiralled from a high of $38.02 to a low of $8.69 with a recovery at $12.68. The market seems to question the actual value of our shares more than the market prices of competitors Kroger, Safeway, and Nash Finch.

Our board does not have an independent chairman and one SUPERVALU director, Charles Lillis, served as a director of Washington Mutual and as a member of its Human Resource Committee which determined executive compensation.

The proxy statement for the last annual meeting discusses executives’ compensation including golden parachutes, golden coffins (140% of final salary), financial consulting and tax planning benefits, use of corporate aircraft, and stock options. And, in fine print states: “our federal tax deductions from restricted stock awards may be disallowed under certain circumstances.” Where will it end?

Mushrooming compensation is great concern of shareholders. The Council of Institutional Investors recommends timely adoption of shareholder proposals on this subject. “There is no doubt that executive compensation lies at the root of current fiscal crisis” wrote Paul Hodgson of The Corporate Library. Shareholders of Wachovia and Merrill Lynch did not support “Say on Pay” proposals in 2008 and now these shareholders have a lot less to say! An advisory vote establishes an annual referendum process for shareholders about executive pay. This can provide directors and management with useful information about shareholder views on executive compensation.

AFLAC submitted an Advisory Vote in its 2008 proxy statement where 93% voted in favor which confirms strong support for good disclosure and reasonable compensation.

If you agree, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition of the Proposal

The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

All of the members of the Board of Directors recommend that you vote AGAINST this proposal. The Board believes that this proposal is unnecessary and would be harmful to SUPERVALU and our stockholders for the following reasons:

SUPERVALU’s compensation program is designed and administered by the Executive Personnel and Compensation Committee (the “Compensation Committee”) of the Board, which is composed entirely of independent directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our executives. Our executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase stockholder value. For the reasons described below, we believe that adopting this proposal is unnecessary and would put the Company at a competitive disadvantage.

The Compensation Committee has designed our compensation program to be competitive with the compensation offered by those peers with whom we compete for executive talent. Targets for base salaries, annual cash incentive and long-term incentive awards for executives in fiscal 2009 were based on competitive data. The fact that a large proportion of our executive officers’ total compensation is performance-based is intended to align their interests with those of our stockholders and place more of their compensation at risk and emphasize a long-term strategic view. The Compensation Committee deliberately designs compensation objectives in order to allocate a significant percentage of each of our Named Executive Officers’ compensation to performance-based measures.

The Compensation Committee firmly believes that compensation actually awarded to executives is based on achievement of corporate and individual objectives. As a result of this belief, in fiscal 2009, the annual cash incentive portion of our Named Executive Officers’ compensation did not pay out because the Company did not meet the corporate goals established by the Compensation Committee. In addition, base salaries for fiscal 2009 for Named Executive Officers were frozen at fiscal 2008 levels. Because the Company had a 53rd week in fiscal 2009, base salary as reflected in the Summary Compensation Table will reflect an additional week of pay. Thus, annualized salaries for fiscal 2008 and fiscal 2009 are the same.

While the Board of Directors believes that the Compensation Committee and the Board of Directors are in the best position to determine executive compensation levels, the Board appreciates and values stockholders’ views. As discussed under “Other Information — Communications with the Board of Directors,” the Company provides stockholders an opportunity to communicate directly with the Board of Directors, including on issues of executive compensation. At times, advocates of advisory votes assert that the process yields incremental stockholder feedback that would assist a board in ascertaining stockholder sentiment. The Board of Directors believes that, given the existing feedback mechanisms, an advisory vote would not yield clearer, more actionable information than is already available. A simple up or down vote on compensation matters by stockholders would likely provide little useful guidance about the driving force behind the vote, nor would it provide useful information about complex interrelated judgments that are required with respect to matters of executive compensation. It would be difficult to discern whether the drivers of the vote were long-term or short-term investors — who may well have different perspectives on compensation philosophy — or whether the vote was motivated by one aspect of compensation or another, or compensation for one executive or another, on an entire compensation package for the entire executive team. Understanding these drivers is, of course, critical to evaluating the input and forming an appropriate response. The Board believes the best and only real way to develop that understanding is the process of dialogue that is currently in place.

The Board of Directors is also responsive to stockholder input in other ways. The Board of Directors monitors ongoing public discussion of issues of governance and compensation. Indeed, the Company’s current “pay for performance” compensation design was influenced by significant interaction with third party independent compensation consultants. Additionally, SUPERVALU’s bylaws provide for the election of directors by a majority (rather than a plurality) vote. The Company’s bylaws have been amended to declassify the board, so that each Director stands for election annually. In the opinion of the Board of Directors, the combination of the majority vote requirement and the declassified board is an effective means of ensuring Board accountability and responsiveness to stockholder concerns. In short, when our stockholders have a desire to focus on compensation philosophy and practices, there is already in place a meaningful process for views to be expressed and heard.

For the foregoing reasons, the Board of Directors believes that this stockholder proposal is not in the best interests of SUPERVALU or in the best interests of our stockholders. Therefore, the Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

OTHER INFORMATION

SUPERVALU Mailing Address

The mailing address of our principal executive offices is: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Stockholder Proposals for the 2010 Annual Meeting

In accordance with rules of the SEC, all proposals of stockholders that are requested to be included in SUPERVALU’s Proxy Statement for the 2010 Annual Meeting of Stockholders must be received by the Corporate Secretary on or before January 13, 2010, 120 days before the one-year anniversary of the mailing date. In accordance with our bylaws, any other stockholder proposals to be presented at the 2010 Annual Meeting must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on February 25, 2010, nor earlier than January 26, 2010. The proposal must contain specific information required by our bylaws, a copy of which is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” Copies of the bylaws are also available by writing to the Corporate Secretary at the mailing address above.

Communications with the Board of Directors

Any interested parties who desire to communicate with the Board of Directors, the non-employee members of the Board of Directors or any individual member of the Board of Directors may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at the mailing address above. All such correspondence will be forwarded to the appropriate director or directors.

Code of Ethics

SUPERVALU has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and all other employees and non-employee directors. The Code of Ethics is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” Copies of the Code of Ethics are also available to any stockholder who submits a request to the Corporate Secretary at the mailing address above.

Expenses of Solicitation

This solicitation of proxies is being made by SUPERVALU and we will pay the costs of such solicitation. We arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals and we reimburse them for their expenses in this regard. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation will be paid for such employee solicitation. We also have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee of $10,000 plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require our directors, executive officers and holders of more than 10 percent of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers and written representations of our directors and executive officers we believe there were no late or inaccurate filings for transactions occurring during fiscal 2009, except that Peter J. Van Helden, our Executive Vice President, President, Retail West, was required to file an amended Form 4 to correct an administrative error.

Householding

Only one copy of each of our Annual Report to Stockholders and this Proxy Statement have been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, or call (952) 828-4000. You may contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on June 25, 2009

Our Notice of Annual Meeting, Proxy Statement and Annual Report are available on SUPERVALU’s website at http://materials.proxyvote.com/868536

Requests for Copies of Annual Report

SUPERVALU will furnish to stockholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended February 28, 2009, as filed with the SEC upon receipt of a written request addressed to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Owners of Shares Held in Street Name:  Check the information provided to you in the proxy materials mailed to you by your bank or broker.

SUPERVALU INC.

June 25, 2009 Annual Meeting of Stockholders
The Minneapolis Convention Center
1301 Second Avenue South
Minneapolis, Minnesota 55403

The Annual Meeting will begin at 10:00 a.m., local time, at The Minneapolis Convention Center.

AN ADMISSION TICKET
IS REQUIRED

SUPERVALU INC.
Annual Meeting of
Stockholders
June 25, 2009 at 10:00 a.m.

Please bring a current brokerage
statement, letter from your
stockbroker or other proof of stock
ownership to the meeting.

SUPERVALU INC.
11840 VALLEY VIEW ROAD
EDEN PRAIRIE, MN 55344
THERE ARE THREE WAYS TO VOTE YOUR PROXY. Please follow the instructions below.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Central Time on June 24, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Central Time on June 24, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU VOTE BY TELEPHONE OR INTERNET, DO NOT MAIL BACK YOUR PROXY CARD. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M13658-P69687	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUPERVALU INC.

The Board of Directors Recommends a Vote FOR Items 1(a), 1(b), 1(c), 1(d), 1(e), and 1(f), and 2, and AGAINST Items 3 and 4.
ITEM 1. ELECTION OF DIRECTORS			For	Against	Abstain

1a.	Irwin S. Cohen		☐	☐	☐
								For	Against	Abstain

1b.	Ronald E. Daly		☐	☐	☐
ITEM 4. TO CONSIDER AND VOTE ON A STOCKHOLDER PROPOSAL REGARDING SAY ON PAY AS DESCRIBED IN THE ATTACHED PROXY STATEMENT, AND,

ITEM 5. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1(a), 1(b), 1(c), 1(d), 1(e), 2, and AGAINST ITEMS 3 and 4.
								☐	☐	☐

1c.	Lawrence A. Del Santo		☐	☐	☐
1d.	Susan E. Engel		☐	☐	☐
1e.	Craig R. Herkert		☐	☐	☐
1f.	Kathi P. Seifert		☐	☐	☐

ITEM 2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS			☐	☐	☐

ITEM 3. TO CONSIDER AND VOTE ON A STOCKHOLDER PROPOSAL REGARDING DRUGSTORE TOBACCO SALES AS DESCRIBED IN THE ATTACHED PROXY STATEMENT,			☐	☐	☐
Please sign exactly as your name(s) appear(s) on proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Please sign exactly as your name(s) appear(s) on proxy card. If held in full name of corporation and title of authorized officer signing the proxy.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS
June 25, 2009 10:00 am
Minneapolis Convention Center
1301 Second Avenue South
Minneapolis, Minnesota 55403
AN ADMISSION TICKET IS REQUIRED
Please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting.
Refreshments will be available before and after the Meeting.
This Proxy is solicited on behalf of the Board of Directors of the Company
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

^ Fold and Detach here ^	M13659-P69687

This Proxy is solicited on behalf of the Board of Directors of the Company.
               As the stockholder named on this card, you hereby appoint Jeffrey Noddle and Burt M. Fealing, and each of them, as your proxy, with power of substitution, to vote the shares of SUPERVALU common stock at the Annual Meeting as directed below. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. The shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, the shares will be voted as recommended by the Directors.
•	Voting Instructions. You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card.

•
SUPERVALU Employees. If you are a current or former employee of SUPERVALU and own shares of SUPERVALU common stock through a SUPERVALU employee benefit plan, the share ownership as of April 28, 2009 is shown on this card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote the shares pursuant to the terms of the plans unless contrary to applicable law.

•
Householding. If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU’s Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover.

Please mark this Proxy as indicated on the reverse side to vote on any item.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)